UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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Chimera Investment Corporation
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ANNUAL MEETING AND PROXY STATEMENT

Annual Meeting To Be Held June 1, 2017

To the Stockholders of Chimera Investment Corporation:

It is my pleasure to invite you to attend the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of Chimera Investment Corporation, a Maryland corporation (“Chimera” or “the Company”), that will be held on June 1, 2017, at 10:00 a.m. Eastern Time.

This year’s Annual Meeting will once again be a virtual meeting to be held over the Internet. We believe that the use of the Internet to host the Annual Meeting enables expanded stockholder participation. You will be able to attend the Annual Meeting, vote your shares electronically and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/CIM2017 and entering your 16 digit control number.

The accompanying notice of the Annual Meeting and Proxy Statement tell you more about the agenda and procedures for the meeting. They also describe how the Company’s Board of Directors operates and provide information about our director candidates, executive officer and director compensation and corporate governance matters. I look forward to sharing more information with you about Chimera at the Annual Meeting.

Your vote is very important. Whether or not you plan to virtually attend the Annual Meeting, I urge you to authorize your proxy as soon as possible. You may authorize your proxy on the Internet, by telephone, or by mail. Your vote will ensure your representation at the Annual Meeting regardless of whether you attend via webcast on June 1, 2017.

Sincerely,

Matthew Lambiase
Chief Executive Officer and President
April 17, 2017

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF CHIMERA INVESTMENT CORPORATION

Time:	10:00 a.m. Eastern Time

Date:	Thursday, June 1, 2017

Place:	Virtual meeting via webcast at www.virtualshareholdermeeting.com/CIM2017

Purpose:	This year’s Annual Meeting will be held for the following purposes:

●To elect three Class I Directors each to serve until our annual meeting of stockholders in 2020 and until his successor is duly elected and qualified;

●To consider and vote upon a non-binding advisory resolution on our executive compensation;

●To consider and vote upon a non-binding recommendation for the frequency of advisory votes on our executive compensation;

●To consider and vote upon the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017; and

●To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Other Important Information:
●We utilize the “notice and access” model rather than mailing full sets of proxy materials to stockholders, as we think among other things the Company benefits from the reduced costs associated with this method of delivery. Thus, on or about April 17, 2017, we expect to commence mailing of a Notice of Internet Availability of Proxy Materials, which contains information regarding access to our proxy materials and voting information. However, we will mail hard copies of the proxy materials to any stockholder who requests them. Our Proxy Statement and 2016 Annual Report are available at www.proxyvote.com.

●Registered holders of our common stock at the close of business on April 3, 2017 may attend and vote at the Annual Meeting and any adjournments or postponements thereof.

●Your shares cannot be voted unless they are represented by proxy or in person by the record holder attending the Annual Meeting via webcast. Whether or not you plan to attend the Annual Meeting via webcast, please vote your shares by proxy to ensure they are represented at the Annual Meeting.

●If you wish to watch the webcast at a location provided by the Company, the Company’s Maryland counsel, Venable LLP, will air the webcast at its offices located at 750 E. Pratt Street, Suite 900, Baltimore, MD 21202. Please note that no members of management or the Board will be in attendance at this location. If you wish to view the Annual Meeting via webcast at Venable LLP’s office, please follow the directions for doing so set forth in the “Annual Meeting Admission” section in this Proxy Statement.

By order of the Board of Directors,

Phillip J. Kardis II
Chief Legal Officer and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting To Be Held June 1, 2017.
Our Proxy Statement and 2016 Annual Report to Stockholders are available at www.proxyvote.com.

i

520 MADISON AVE, 32ND FLOOR
NEW YORK, NEW YORK 10022
______________________

2017 ANNUAL MEETING OF STOCKHOLDERS
______________________

PROXY STATEMENT

INFORMATION ABOUT THE MEETING

General Information

These materials are intended to solicit proxies on behalf of the Board of Directors of Chimera Investment Corporation, a Maryland corporation (which we refer to as “Chimera,” the “Company,” “we,” or “us”), for the 2017 Annual Meeting of Stockholders (“Annual Meeting”), including any adjournment or postponement thereof. This year, the Annual Meeting will once again be a virtual meeting of stockholders. This means you will be able to attend the Annual Meeting, vote and submit questions during the Annual Meeting via a live webcast by visiting www.virtualshareholdermeeting.com/CIM2017. The meeting will convene at 10:00 a.m. Eastern Time on June 1, 2017.

Items to be Voted on at the Annual Meeting

(1)	Election of three Class I Directors, Paul Donlin, Mark Abrams and Gerard Creagh, each to serve until our annual meeting of stockholders in 2020 and until his successor is duly elected and qualified;

(2)	Consider and vote upon a non-binding advisory resolution on our executive compensation;

(3)	Consider and vote upon a non-binding recommendation for the frequency of advisory votes on our executive compensation; and

(4)	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017.

Other than these four items, we know of no other business to be considered at the Annual Meeting. If any other matters are properly presented at the Annual Meeting, your signed proxy card authorizes your proxy to vote on those matters in his or her discretion.

Board of Directors Recommendation

Our Board of Directors recommends that you vote:

(1)	“FOR” the election of each of the nominees as Directors;

(2)	“FOR” the approval of the non-binding advisory resolution on executive compensation;

(3)	“FOR EVERY YEAR” with regard to the frequency of the stockholder vote to approve our executive compensation; and

(4)	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017.

Stockholders Entitled to vote at the meeting

If you were a stockholder of record at the close of business on the record date for the meeting, April 3, 2017 (the “Record Date”), you are entitled to vote at the meeting. There were 187,779,489 shares of common stock outstanding on the Record Date. You will have one vote on each matter properly brought before the meeting for each share of Chimera common stock you own.

How to Vote Your Shares

Your vote is important. Your shares can be voted at the Annual Meeting only if (i) you are present in person by attending the virtual Annual Meeting via webcast, as described in this Proxy Statement, or (ii) you are represented by proxy. Even if you plan to attend the Annual Meeting via webcast, we urge you to authorize your proxy in advance (i) electronically by going to the www.proxyvote.com website and following the instructions described on the notice of access card previously mailed to you or on your proxy card, (ii) by calling the toll-free number (for residents of the United States and Canada) listed on your notice of access card or your proxy card or (iii) by mail. Please have your proxy card in hand when going online or calling. If you authorize your proxy electronically through the website or by telephone, you do not need to return your proxy card. If you choose to authorize your proxy by mail, simply mark your proxy card, and then date, sign and return it in the postage-paid envelope provided so it is received no later than May 31, 2017.

If you hold your shares beneficially in street name, i.e., through a nominee (such as a bank or broker), you may be able to authorize your proxy by telephone or the Internet as well as by mail. You should follow the instructions you receive from your broker or other nominee to vote these shares.

How to Revoke Your Proxy

You may revoke your proxy at any time before it is voted at the meeting by:

●	authorizing your proxy again on the Internet or by telephone (only the latest Internet or telephone proxy will be counted), as described above;
●	properly executing and delivering a later-dated proxy card by mail;
●	voting electronically at the Annual Meeting via webcast; or
●	sending a written notice of revocation to the inspector of election in care of the Corporate Secretary of the Company at 520 Madison Avenue, 32nd Floor, New York, NY 10022 so it is received no later than May 31, 2017.

Voting at the Annual Meeting

The method by which you vote and authorize your proxy will in no way limit your right to vote at the Annual Meeting if you later decide to vote electronically during the Annual Meeting via webcast. If you hold your shares in street name, you must obtain a proxy executed in your favor from your nominee (such as your bank or broker) to be able to vote at the Annual Meeting.

Quorum for the Annual Meeting

A quorum will be present at the Annual Meeting if a majority of the votes entitled to be cast are present, in person by attending the Annual Meeting via webcast or by proxy. Because there were 187,779,489 outstanding shares of common stock as of the Record Date, each share entitled to one vote per share, stockholders representing at least 93,889,745 votes need to be present in person or by proxy at the Annual Meeting for a quorum to exist. If a quorum is not present at the Annual Meeting, we expect that the Annual Meeting will be adjourned to solicit additional proxies.

Votes Required to Approve Each Item

The voting requirements are as follows:

Discretionary Voting
	Proposal	Vote Required	Allowed?
(1)	Election of directors	Majority of votes cast for or against such nominee	No
(2)	Approval of the advisory vote on our executive compensation	Majority of votes cast	No
(3)	Approval of advisory note for the frequency of advisory votes on our executive compensation	Option that receives the most votes	No
(4)	Ratification of the appointment of Ernst & Young LLP	Majority of votes cast	Yes

“Majority of votes cast” means a majority of the votes cast at the annual meeting on the proposal.

Effect of Abstentions and Broker “Non-Votes”

An abstention is the voluntary act of not voting by a stockholder who is present at a meeting and entitled to vote, including by directing a proxy to abstain. Abstentions will be treated as shares that are present for purposes of determining the presence of a quorum.

Discretionary voting occurs when a bank, broker, or other holder of record does not receive voting instructions from the beneficial owner and votes those shares in its discretion on any proposal as to which the rules of the New York Stock Exchange (“NYSE”) permit such bank, broker, or other holder of record to vote. When banks, brokers, and other holders of record are not permitted under the NYSE rules to vote the beneficial owner’s shares on a proposal, and there is at least one other proposal on which discretionary voting is allowed, the affected shares are referred to as broker “non-votes.” Broker “non-votes” will be treated as present for purposes of determining the presence of a quorum at the Annual Meeting.

Abstentions and broker non-votes, if any, will have no effect on the election of the directors (Proposal No. 1), the advisory vote on our executive compensation (Proposal No. 2), the advisory vote for frequency of advisory vote on our executive compensation (Proposal No. 3), or the ratification of the appointment of Ernst & Young LLP (Proposal No. 4).

Annual Meeting Admission

You may attend the virtual Annual Meeting if you are a stockholder of record, a proxy of a stockholder of record, or a beneficial owner of our common stock with evidence of ownership. If you wish to watch the webcast at a location provided by the Company, the Company’s Maryland counsel, Venable LLP, will air the webcast at its offices located at 750 E. Pratt Street, Suite 900, Baltimore, MD 21202. Please note that no members of management or the Board will be in attendance at this location. If you wish to view the Annual Meeting via webcast at Venable LLP’s office, please complete the Reservation Request Form found at the end of this Proxy Statement.

Internet Availability of Proxy Materials

We utilize a “notice and access” model rather than mailing full sets of proxy materials to stockholders, as we think among other things the Company benefits from the reduced costs associated with this method of delivery. Thus, pursuant to rules of the Securities and Exchange Commission (“SEC”), we are making our proxy materials available to our stockholders electronically over the Internet rather than mailing the proxy materials. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our

stockholders. All stockholders will have the ability to access the proxy materials, including this Proxy Statement and our 2016 Annual Report to Stockholders, on the website referred to in the notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the notice (as well as the proxy card). In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Solicitation of Proxies for the Annual Meeting

We are soliciting the proxy accompanying this Proxy Statement. We are bearing all costs associated with the solicitation of proxies for the virtual Annual Meeting. This solicitation is being made primarily through the Internet and by mail, but may also be made by our directors, executive officers, employees and representatives by telephone, facsimile transmission, electronic transmission or in person. No compensation will be given to our directors, executive officers or employees for this solicitation. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held of record by these persons, and we will reimburse them for their reasonable out-of-pocket expenses. We will bear the total cost of soliciting proxies.

We have retained Innisfree M&A Incorporated, a proxy solicitation firm, to assist us in the solicitation of proxies for the Annual Meeting. We will pay Innisfree a fee of $12,500 for its services. In addition, we may pay Innisfree additional fees depending on the extent of additional services requested by us and will reimburse Innisfree for expenses Innisfree incurs in connection with its engagement by us. In addition to the fees paid to Innisfree, we will pay all other costs of soliciting proxies.

Stockholders have the option to authorize their proxy over the Internet or by telephone. Please be aware that if you authorize your proxy over the Internet or by telephone, you may incur costs such as telephone and access charges for which you will be responsible.

Householding

We have adopted a procedure approved by the SEC called householding. Under this procedure, registered stockholders who have the same address and last name and who receive either (i) notice of availability or (ii) paper copies through the mail of the proxy materials will receive only one copy of our proxy materials, or a single envelope containing the notices for all shareholders at that address. Shareholders who participate in householding will continue to receive separate proxy cards or notices that will include each shareholder’s unique control number to vote the shares held in each account. If a stockholder of record residing at such an address wishes to receive separate proxy materials, he or she may request it orally or in writing by contacting us at Chimera Investment Corporation, 520 Madison Avenue, 32nd Floor, New York, New York 10022, Attention: Investor Relations, by emailing us at investor@chimerareit.com, or by calling us at (866) 315-9930, and we will promptly deliver to the stockholder the requested proxy materials. If a stockholder of record residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she may contact us in the same manner. If you are an eligible stockholder of record receiving multiple copies of our proxy materials, you can request householding by contacting us in the same manner. If you own your shares through a bank, broker or other nominee, you can contact the nominee.

Postponement or Adjournment of the Annual Meeting

We may postpone the Annual Meeting by making a public announcement of such postponement prior to the Annual Meeting. Our bylaws permit the chairman of the meeting to recess or adjourn the meeting, without notice other than an announcement at the Annual Meeting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.

Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning us may also be inspected at the offices of the NYSE, which is located at 20 Broad Street, New York, New York 10005.

Our website is www.chimerareit.com. We make available on this website under “Investors – Filings & Reports – SEC Filings,” free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file or furnish such materials to the SEC.

PROPOSAL 1 ELECTION OF DIRECTORS

At the Annual Meeting, the stockholders will vote to elect three Class I Directors, whose terms will expire at our annual meeting of stockholders in 2020, subject to the election and qualification of their successors or to their earlier death, resignation or removal.

We have three classes of Directors. Our Class I Directors elected at the Annual Meeting will serve until our annual meeting of stockholders in 2020. Our Class II Directors serve until our annual meeting of stockholders in 2018. Our Class III Directors serve until our annual meeting of stockholders in 2019. Set forth below are the names and certain biographical information on each of our directors.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PAUL DONLIN, MARK ABRAMS AND GERARD CREAGH AS DIRECTORS EACH TO HOLD OFFICE UNTIL OUR ANNUAL MEETING OF STOCKHOLDERS IN 2020 AND UNTIL THEIR RESPECTIVE SUCCESSORS ARE DULY ELECTED AND QUALIFIED.

Set forth below are the names and certain biographical information on each of our nominees for our Class I Directors, as well as each of our Class II Directors and Class III Directors.

Name	Class	Age*	Independent	Director Since
Paul Donlin	I	55	Yes	November 2007
Mark Abrams	I	68	Yes	November 2007
Gerard Creagh	I	59	Yes	April 2010
Paul A. Keenan	II	50	Yes	November 2007
Dennis M. Mahoney	II	75	Yes	April 2010
John P. Reilly	III	68	Yes	April 2010
Matthew Lambiase	III	51	No	August 2007
* as of June 1, 2017

Class I Directors

Paul Donlin was appointed as one of our Class I Directors and our Nonexecutive Chairman of the Board of Directors on November 15, 2007. Mr. Donlin left Citigroup in 2007, after a career that spanned 21 years. For the previous 10 years at Citigroup, Mr. Donlin was in the securitization business, with his most recent position being the Head of Global Securitization in the Global Securitized Markets Business within Fixed Income. Earlier in his career at Citigroup, Mr. Donlin managed the Structured Finance and Advisory Unit of Citigroup’s Private Bank. None of the corporations or organizations that have employed Mr. Donlin during the past five years is a parent, subsidiary or other affiliate of us. Mr. Donlin has an M.B.A. from Harvard University and a Bachelor’s Degree from Georgetown University.

The Board believes that Mr. Donlin’s qualifications include, among other things, his significant experience in the residential mortgage-backed securities market from his years of management and oversight of securitization activities and his expertise in financial matters.

Mark Abrams was appointed as one of our Class I Directors on November 15, 2007. Mr. Abrams served as Chief Investment Officer of the Presidential Life Insurance Company from November 2003 until January 2013 and as Executive Vice President from 2005 until January 2013. He was Senior Vice President of the Presidential Life Insurance Company from 2001 to 2003, and before that, Mr. Abrams served as Vice President of the Presidential Life Insurance Company since October 1994. None of the corporations or organizations that have employed Mr. Abrams during the past five years is a parent, subsidiary or other affiliate of us. Mr. Abrams has a Bachelor’s Degree from Hobart College.

The Board believes that Mr. Abrams’s qualifications include, among other things, his experience as a chief investment officer and his prior executive management experience with other companies.

Gerard Creagh was appointed as one of our Class I Directors effective as of April 1, 2010. Since May 2011, Mr. Creagh has served as a Managing Partner at CVC Advisers LLC, a financial consulting firm. From September 2005 through April 2010, Mr. Creagh served as the President and a member of the Board of Directors of Duff & Phelps Corporation. From September 2005 to September 2007, Mr. Creagh served as President of Duff & Phelps Acquisitions, LLC. Prior to its merger with Duff & Phelps in September 2005, Mr. Creagh served as executive managing director of Standard & Poor’s Corporate Value Consulting practice. Mr. Creagh joined Standard & Poor’s from PricewaterhouseCoopers, where he held the position of North American Valuation Services practice leader. Mr. Creagh previously served as the U.S. leader for the Valuation Practice of Coopers & Lybrand. None of the corporations or organizations that have employed Mr. Creagh during the past five years is a parent, subsidiary or other affiliate of us. Mr. Creagh has a Bachelor’s Degree and Master’s Degree in mechanical engineering from Manhattan College and has an M.B.A. in finance from New York University’s Leonard N. Stern School of Business.

The Board believes that Mr. Creagh’s qualifications include, among other things, his experience in the oversight of risk management policies and procedures, his significant background as a lead corporate executive and his prior board experience with other companies.

Class II Directors

Paul A. Keenan was appointed as one of our Class II Directors on November 15, 2007. Mr. Keenan has been a partner in the law firm of Kelley Drye and Warren LLP since 2002 and specializes in real estate finance. None of the corporations or organizations that have employed Mr. Keenan during the past five years is a parent, subsidiary or other affiliate of us. Mr. Keenan has a J.D. from Seton Hall University and a Bachelor’s Degree from Rutgers, the State University of New Jersey.

The Board believes that Mr. Keenan’s qualifications include, among other things, his experience as a law firm partner specializing in real estate finance and his knowledge of the real estate finance industry.

Dennis M. Mahoney was appointed as one of our Class II Directors effective as of April 1, 2010. Before retiring in 2007, Mr. Mahoney was Senior Vice President of Columbia Bank and was responsible for the development and expansion of alternative investment products. Prior to joining Columbia Bank in 1994, Mr. Mahoney was Executive Vice President and Chief Operating Officer of First Atlantic Savings. Mr. Mahoney joined First Atlantic Savings in 1988 from Carteret Savings Bank where he was Executive Vice President, Treasurer. Mr. Mahoney has not been employed by a parent, subsidiary or other affiliate of us during the past five years. Mr. Mahoney received a Bachelor’s Degree in Economics and Business Administration from Roanoke College.

The Board believes that Mr. Mahoney’s qualifications include, among other things, his significant knowledge of the banking and investment industry and his experience as an executive in the financial services industry.

Class III Directors

Matthew Lambiase has served as our President and Chief Executive Officer, and one of our directors since August 2007. Prior to becoming our Chief Executive Officer and President, Mr. Lambiase was a Managing Director and Head of Business Development for Annaly Capital Management, Inc. (“Annaly”). Before that, Mr. Lambiase was a Director in Fixed Income Sales at Nomura Securities International, Inc. Over his 11 year employment at Nomura, Mr. Lambiase was responsible for the distribution of commercial and residential mortgage-backed securities to a wide variety of institutional investors. Mr. Lambiase also held positions at Bear, Stearns & Company as Vice President in Institutional Fixed Income Sales and as a mortgage analyst in the Financial Analytics and Structured Transaction Group. Mr. Lambiase has a Bachelor’s Degree in Economics from the University of Dayton.

The Board believes that Mr. Lambiase’s qualifications include, among other things, his significant industry knowledge and experience and his current position as our Chief Executive Officer and President provides him with knowledge of our long-term strategy and operations.

John P. Reilly was appointed as one of our Class III Directors effective as of April 1, 2010. Mr. Reilly co-founded and, until June 2014, was President and Chief Executive Officer of Keltic Financial Services, LLC (“Keltic”), a finance company providing asset based loans to medium size companies. Upon the acquisition of Keltic by Ares Management, L.P. (“Ares”) in June 2014, Mr. Reilly became a Partner in the Direct Lending Group of Ares until July 2016 when he retired from Ares. Prior to founding Keltic Financial Services, LLC in 1999, Mr. Reilly spent 22 years at Citicorp in various senior executive positions in the Leverage Lending, Capital Markets, Corporate Finance and Private Banking Businesses. Since 2001, Mr. Reilly has served as a director of Scan Source, Inc. None of the corporations or organizations that have employed Mr. Reilly during the past five years is a parent, subsidiary or other affiliate of us. Mr. Reilly has an M.B.A. from Fairleigh Dickinson University, Teaneck, New Jersey, and a Bachelor’s Degree from King’s College, Wilkes-Barre, Pennsylvania.

The Board believes that Mr. Reilly’s qualifications include, among other things, his knowledge of the finance industry and prior experience as a director of another company.

CORPORATE GOVERNANCE, DIRECTOR INDEPENDENCE, BOARD MEETINGS AND COMMITTEES

Corporate Governance

We believe that we have implemented appropriate corporate governance policies and observe good corporate governance procedures and practices. We have adopted a number of written policies, including Corporate Governance Guidelines, a Code of Business Conduct and Ethics, and charters for our audit committee, risk committee, compensation committee and nominating and corporate governance committee.

Board Oversight of Risk

The Board of Directors is responsible for overseeing our risk management practices, and committees of the Board of Directors assist it in fulfilling this responsibility. The Board of Directors established a risk committee, which is comprised solely of independent Directors, to assist the Board of Directors in the oversight of our risk governance structure; our risk management and risk assessment guidelines and policies regarding market, credit and liquidity and funding, operational, regulatory, tax and legal risk; and our risk tolerance, including risk tolerance levels and capital targets and limits.

As required by its charter, the audit committee routinely discusses with management our significant risk exposures and the actions management has taken to limit, monitor or control such exposures, including guidelines and policies with respect to our assessment of risk and risk management. At least annually, the audit committee reviews with management our risk management program, which identifies and quantifies a broad spectrum of enterprise-wide risks, and related action plans. In 2016, our full Board of Directors participated in this review and discussion, and it expects to continue this practice as part of its role in the oversight of our risk management practices. At their discretion, members of the Board of Directors may also directly contact management to review and discuss any risk-related or other concerns that may arise between regular meetings.

In connection with the internalization of our management in August 2015, we entered into employment agreements with each of our named executive officers and our non-executive employees, pursuant to which we pay cash compensation to each of the named executive officers and the non-executive employees. Pursuant to our existing equity incentive plan and as determined by the Board of Directors, we may also grant equity awards to the named executive officers and the non-executive employees. Our Board of Directors considers that such grants align the interests of the officers and employees with our interests and do not create risks that are reasonably likely to have a material adverse effect on us. As part of its risk assessment and management activities going forward, our compensation committee undertakes an annual review of our compensation policies and practices as they relate to risk, the results of which will be shared with our full Board of Directors. For a discussion of the governance of our executive compensation following the internalization, see “Executive Compensation – Compensation Discussion and Analysis.”

Board Leadership Structure

We have separated the roles of principal executive officer and chairman of the board. Our principal executive officer is Matthew Lambiase, who is our Chief Executive Officer, President and a director. Our chairman of the Board of Directors is Paul Donlin, who is an independent director. The Board of Directors believes this allocation of responsibilities between these two positions provides for dynamic board leadership while maintaining strong independence and is therefore an effective and appropriate leadership structure.

Independence of Our Directors

NYSE rules require that at least a majority of our directors be independent of our company and management. The rules also require that our Board of Directors affirmatively determine that there are no material relationships between a director and us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) before such director can be deemed independent. We have adopted independence standards consistent with NYSE rules. Our Board of Directors has reviewed both direct and indirect transactions and relationships that each of our directors had or maintained with us and our management. Our Board of Directors, based upon the fact that none of our independent directors have any material relationships with us other than as directors and holders of our common stock, affirmatively determined that six of our directors are independent directors under NYSE rules. Our independent directors are Mark Abrams, Gerard Creagh, Paul Donlin, Paul A. Keenan, Dennis M. Mahoney and John P. Reilly. Matthew Lambiase is not considered independent because he is an employee of the Company.

Additional Governance Features

Stock Ownership Guidelines

We believe that each director should have a substantial personal investment in our company. In October 2015, we adopted stock ownership requirements whereby all non-employee directors are required to own, hold and maintain shares of our company’s common stock worth five times the cash portion of their annual cash retainer. This requirement must be met within five years of becoming a director or five years of the adoption of the policy, whichever is later.

In addition, each of our named executive officers is subject to a stock ownership and retention requirement. Shares of our stock received from equity awards, after taxes, must be held by the executive until a stated level of ownership is achieved, measured as a multiple of salary—5x for the CEO and 3x for the other named executive officers. Once this required minimum ownership level has been achieved, the named executive officer must continue to maintain that minimum ownership level until six months after termination of employment.

Our Board of Directors believes that these stock ownership and retention requirements will further align the interests of our named executive officers with the long-term interests of our stockholders by requiring a meaningful portion of the executive’s accrued and earned compensation to be held as shares of our stock, not only during employment but for a period after termination of employment.

Anti-Hedging Policy

We have a policy prohibiting all directors, employees and officers from engaging in any hedging transactions with respect to shares of our common stock, including, without limitation, options, short sales, puts, calls, derivative actions such as forwards, futures or swaps.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, which sets forth the basic principles and guidelines for resolving various legal and ethical questions that may arise in the workplace and in the conduct of our business. This code is applicable to all our employees, named executive officers and directors.

This Code of Business Conduct and Ethics was adopted within the meaning of Item 406(b) of Regulation S-K, and applies to our principal executive officer, principal financial and accounting officer and controller or persons performing similar functions. This Code of Business Conduct and Ethics is publicly available on our website at www.chimerareit.com. On December 22, 2016, we approved an amendment to the Code of Business Conduct and Ethics to clarify that employees are not prohibited from communicating with government agencies and personnel. If we make any substantive amendments to this Code of Business Conduct and Ethics or grant any waiver, including any implicit waiver, we intend to disclose these events on our website.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines, which, in conjunction with the charters and key practices of our board committees, provide the framework for the governance of the Company. On

December 20, 2016, we approved an amendment to the Corporate Governance Guidelines to clarify our commitment to have a diverse Board of Directors and the Board of Directors will consider highly qualified candidates, including women and minorities.

Where You Can Find These Documents

Our Code of Business Conduct and Ethics, Corporate Governance Guidelines, Compensation Committee Charter, Audit Committee Charter, Risk Committee Charter and Nominating and Corporate Governance Committee Charter are available on our website (www.chimerareit.com). We will provide copies of these documents free of charge to any stockholder who sends a written request to Investor Relations, Chimera Investment Corporation, 520 Madison Avenue, 32nd Floor, New York, New York 10022.

Board Meetings and Committees

Our Board of Directors meets regularly throughout the year. During 2016, there were eleven meetings of the Board of Directors. Our corporate governance guidelines require that the board have at least two regularly scheduled meetings each year for our independent directors. These meetings, which are designed to promote unfettered discussions among our independent directors, are presided over by Paul Donlin or Mark Abrams. During 2016, our independent directors had two meetings. In 2016, all directors attended at least 75% of the aggregate meetings of the Board of Directors and the committees of which they were members.

The Board of Directors has the following four standing committees: a compensation committee, an audit committee, a nominating and corporate governance committee and a risk committee. The table below provides current membership and meeting information for 2016 for each of these committees.

Nominating and
Corporate
	Compensation		Governance
Name	Committee	Audit Committee	Committee	Risk Committee
Mark Abrams		X		X*
Gerard Creagh	X	X
Paul Donlin(3)			X*	X
Paul A. Keenan	X*		X
Dennis M. Mahoney		X*		X
John P. Reilly(4)	X		X
Total Meetings in
2016	5	6	2	5
____________________

*	Committee Chair

The functions performed by these standing committees are summarized below, and are set forth in more detail in their charters. The complete text of the charters for each standing committee can be found on our website at www.chimerareit.com under “Investors – Corporate Governance – Charter Documents.”

Compensation Committee

Our Board of Directors has established a compensation committee, which is composed of three of our independent directors, Messrs. Creagh, Keenan, and Reilly. Mr. Keenan chairs the compensation committee, whose principal functions are to:

●	evaluate the performance of and determine the compensation for our executive officers;
●	oversee the type, design, implementation, administration, interpretation and amendment of our compensation plans, policies and programs;

●	recommend to the Board of Directors the compensation for our independent directors;
●	administer the issuance of any securities under our equity incentive plan to our executives; and
●	produce annual reports on compensation for inclusion in our proxy statement and prepare any report relating to compensation required by the SEC.

For a discussion of the governance of our executive compensation, see “Compensation Discussion and Analysis – Governance of Our Executive Compensation Program.”

Our Board of Directors has determined that all of the directors serving on the compensation committee are independent members of the compensation committee under the current NYSE independence requirements and SEC rules.

For additional information on the compensation committee, please see “Compensation Committee Report” below.

Audit Committee

Our Board of Directors has established an audit committee, which is composed of three of our independent directors, Messrs. Abrams, Creagh, and Mahoney. Mr. Mahoney chairs the audit committee as our Board of Directors has determined that Mr. Mahoney is an audit committee financial expert, as that term is defined by the SEC. Each of the members of the audit committee is “financially literate” under the rules of the NYSE. The committee assists the board in overseeing:

●	the integrity of our financial statements;
●	our compliance with legal and regulatory requirements;
●	the independent registered public accounting firm’s qualifications and independence;
●	the performance of our system of disclosure controls and procedure, internal audit function and independent registered public accounting firm; and
●	our overall risk profile and risk management policies.

The audit committee is also responsible for engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

Our Board of Directors has determined that all of the directors serving on the audit committee are independent members of the audit committee under the current NYSE independence requirements and SEC rules. The activities of the audit committee are described in greater detail below under the caption “Report of the Audit Committee.”

Nominating and Corporate Governance Committee

Our Board of Directors has established a nominating and corporate governance committee, which is composed of three of our independent directors, Messrs. Donlin, Keenan and Reilly. Mr. Donlin chairs the nominating and corporate governance committee, which is responsible for seeking, considering and recommending to the full Board of Directors qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting of stockholders. It also periodically prepares and submits to the board for adoption the nominating and corporate governance committee’s selection criteria for director nominees. It reviews and makes recommendations on matters involving general operation of the board and our corporate governance, and it annually recommends to the full Board of Directors nominees for each committee of the Board of Directors. In addition, the nominating and corporate governance committee annually facilitates the assessment of the Board of Directors’ performance as a whole and of the individual directors and reports thereon to the board.

Our Board of Directors has determined that all of the directors serving on the nominating and corporate governance committee are independent members of the nominating and corporate governance committee under the current NYSE independence requirements and SEC rules.

On December 20, 2016, we approved an amendment to the Nominating Committee Charter to clarify our commitment to have a diverse Board of Directors and the Board of Directors will consider highly qualified candidates, including women and minorities. Our nominating and corporate governance committee currently considers the following factors in making its nominee recommendations to the Board of Directors: background, skills, expertise, diversity, accessibility and availability to serve effectively on the Board of Directors. In addition, the Company endeavors to have a diverse Board of Directors representing a range of experiences in areas that are relevant to the Company’s business and the needs of the Board of Directors from time-to-time, and, as part of the search process, our nominating and corporate governance committee will consider highly qualified candidates, including women and minorities. Our nominating and corporate governance committee also conducts inquiries into the background and qualifications of potential candidates. The nominating and corporate governance committee will consider nominees recommended by our stockholders. These recommendations should be submitted in writing to our Secretary in accordance with the procedures described herein under “—Communications with the Board of Directors” and “Additional Matters—Stockholder Proposals.”

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating nominees for director. Our nominating and corporate governance committee regularly assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, our nominating and corporate governance committee considers various potential candidates for director. Candidates may come to the attention of our nominating and corporate governance committee through current members of our Board of Directors, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of our nominating and corporate governance committee and may be considered at any point during the year. As described above, our nominating and corporate governance committee considers properly submitted stockholder recommendations for candidates for the Board of Directors. Following verification of the stockholder status of persons recommending candidates, recommendations are aggregated and considered by our nominating and corporate governance committee at a regularly scheduled or special meeting. If any materials are provided by a stockholder in connection with the recommendation of a director candidate, such materials are forwarded to our nominating and corporate governance committee. Our nominating and corporate governance committee also reviews materials provided by professional search firms or other parties in connection with a nominee who is not recommended by a stockholder. In evaluating such nominations, our nominating and corporate governance committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors.

Risk Committee

Our Board of Directors has established a risk committee, which is composed of three of our independent directors, Messrs. Abrams, Donlin and Mahoney. Mr. Abrams chairs the risk committee. The risk committee assists the Board in the oversight of our risk governance structure; our risk management and risk assessment guidelines and policies regarding market, credit and liquidity and funding risk; our risk tolerance, including risk tolerance levels and capital targets and limits; and our capital, liquidity, and funding, funding, operational, regulatory, tax and legal risk.

Communications with the Board of Directors

Interested persons may communicate their complaints or concerns by sending written communications to the Board of Directors, committees of the Board of Directors, the non-management directors and individual directors by mailing those communications to:

Chimera Investment Corporation
Applicable Addressee*
520 Madison Avenue, 32nd Floor
New York, NY 10022
Phone: (866) 315-9930
Email: investor@chimerareit.com
Attention: Investor Relations

*	Audit Committee of the Board of Directors
*	Compensation Committee of the Board of Directors
*	Nominating and Corporate Governance Committee of the Board of Directors
*	Risk Committee of the Board of Directors
*	Non-Management Directors
*	Name of Individual Director

These communications are sent by us directly to the specified addressee.

We require each member of the Board of Directors to attend our annual meeting of stockholders except for absences due to causes beyond the reasonable control of the director. All directors then serving on our Board of Directors attended our 2016 Annual Meeting.

MANAGEMENT

The following sets forth certain information with respect to our executive officers:

Name	Age*	Title
Matthew Lambiase	51	Chief Executive Officer, President and Director
Robert Colligan	46	Chief Financial Officer
Choudhary Yarlagadda	55	Chief Operating Officer
Mohit Marria	39	Chief Investment Officer
Phillip J. Kardis II	55	Chief Legal Officer and Secretary
* as of June 1, 2017

Biographical information on Mr. Lambiase is provided above under “Proposal 1—Election of Directors.” Certain biographical information for Mr. Colligan, Mr. Yarlagadda, Mr. Marria and Mr. Kardis is set forth below.

Robert Colligan is our Chief Financial Officer. Prior to becoming Chief Financial Officer in May 2013, Mr. Colligan was a Managing Director at Annaly. Before joining Annaly as a Managing Director in May 2013, Mr. Colligan was the Controller at Starwood Capital Group for the previous five years. Prior to Starwood Capital Group, from 2002 to 2008, Mr. Colligan was a Managing Director at Bear Stearns and, from 1999 to 2002, a Vice President at Merrill Lynch in financial reporting, strategy and investor relations roles. Mr. Colligan began his career at PricewaterhouseCoopers where, from 1993 to 1999, he had roles in both audit and national tax. He has a Bachelor’s Degree in Accounting from Villanova University, a Master’s Degree in Taxation from George Washington University and is a Certified Public Accountant.

Choudhary Yarlagadda is our Chief Operating Officer. Prior to becoming Chief Operating Officer in August 2015, Mr. Yarlagadda was a Managing Director and Head of Structured Products for Annaly since January 2008. Prior to joining Annaly, Mr. Yarlagadda was a Director in Structured Credit Products at Credit Suisse and also a Vice President in the Fixed Income Mortgage Group at Nomura Securities International, Inc. Mr. Yarlagadda has an MS from the Florida Institute of Technology and BS from the National Institute of Technology.

Mohit Marria is our Chief Investment Officer. Prior to becoming Chief Investment Officer in December 2013, Mr. Marria was an Executive Vice President of Annaly. While at Annaly, Mr. Marria had responsibility for the development and implementation of Chimera’s trading strategies in residential mortgage-backed securities, residential mortgage loans and its derivatives portfolio. He has been a member of the investment team since Chimera’s inception. Mr. Marria joined Annaly from American International Group (AIG). Prior to working at AIG, Mr. Marria worked at Metropolitan Life Insurance Company. Mr. Marria earned a Bachelor’s Degree in Finance and an M.B.A., each from the Rutgers University.

Phillip J. Kardis II is our Chief Legal Officer and Secretary. Prior to becoming Chief Legal Officer in September 2015, Mr. Kardis was a partner with the law firm of K&L Gates LLP where he represented mortgage REITs and other companies and funds that acquire, originate, service and finance residential mortgage loans, mortgage servicing rights and mortgage backed securities, including the Company. Prior to joining K&L Gates LLP in 2004, Mr. Kardis practiced corporate and securities law at several law firms. In addition, Mr. Kardis has held positions at the U.S. Department of Commerce, Rockwell International, the U.S. Senate Committee on the Budget and Analytic Services, Inc. Mr. Kardis has a BA from George Washington University, an MA from George Washington University, an MA from George Mason University, and a JD from the Georgetown University Law Center.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF CHIMERA

The following table sets forth certain information relating to the beneficial ownership of our common stock by (i) each of our named executive officers and directors, (ii) all of our executive officers and directors as a group, and (iii) all persons that we know beneficially own more than 5% of our outstanding common stock. Knowledge of the beneficial ownership of our common stock is drawn from statements filed with the SEC pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Except as otherwise indicated, the information is as of March 31, 2017 and, to our knowledge, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power. Except as otherwise indicated, the business address of the stockholders listed below is the address of our principal executive office, 520 Madison Avenue, 32nd Floor, New York, New York 10022.

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership(1)	Percent of Class
Matthew Lambiase(2)	197,556	*
Robert Colligan	46,093	*
Choudhary Yarlagadda(3)	311,696	*
Mohit Marria(4)	85,016	*
Phillip J. Kardis II	11,754	*
Mark Abrams	43,602	*
Gerard Creagh	68,000	*
Paul Donlin(5)	288,149	*
Paul A. Keenan	62,651	*
Dennis M. Mahoney	33,623	*
John P. Reilly	40,100	*
All Directors and Officers As a Group (11 persons)	1,225,491	*
Vanguard Group Inc.(6)	13,897,408	7.40%
BlackRock, Inc.(7)	11,017,172	5.9%

* Less than 1 percent.
(1)	For officers and directors, does not included deferred stock units (DSUs) credited to their accounts pursuant to deferrals made under the terms of our Stock Award Deferral Program. These DSUs do not have voting rights and are not considered beneficially owned under SEC rules. As of March 31, 2017, the following officers and directors have the following aggregate amounts of DSUs credited to their respective accounts:

Name	DSUs
Matthew Lambiase	24,794
Choudhary Yarlagadda	15,592
Mohit Marria	11,087
Robert Colligan	4,936
Gerard Creagh	4,897
Paul Donlin	8,691
Paul A. Keenan	12,926
Dennis M. Mahoney	4,897
John P. Reilly	4,897

(2)	Includes 450 shares of restricted common stock that will vest within 60 days of March 31, 2017.
(3)	Includes 257,025 shares of common stock held by members of Mr. Yarlagadda’s immediate family.
(4)	Includes 100 shares of restricted common stock that will vest within 60 days of March 31, 2017.

(5)	Includes 4,000 shares of common stock held by Mr. Donlin in a Family Trust and 135,000 shares of common stock held by Donlin Financial LLC.
(6)	The address for the stockholder is 100 Vanguard Blvd., Malvern, PA 19355. The shares shown as beneficially owned by The Vanguard Group, Inc. reflect shares owned on its own behalf and on behalf of the following entities: Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. The Vanguard Group, Inc. reported having sole voting power over 107,814 shares, shared voting power over 13,335 shares, sole dispositive power over 13,785,583 shares and shared dispositive power over 111,825 shares. Based solely on information contained in a Schedule 13G/A filed by The Vanguard Group Inc. on February 10, 2017.
(7)	The address for this stockholder is 55 East 52nd Street, New York, NY 10022. The shares shown as beneficially owned by BlackRock, Inc. reflect shares owned on its own behalf and on behalf of the following subsidiaries: BlackRock Advisors (UK) Limited; BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Fund Advisors; BlackRock Asset Management Ireland Limited; BlackRock Institutional Trust Company, N.A.; BlackRock Investment Management (Australia) Limited; BlackRock Investment Management (UK) Ltd; BlackRock Investment Management, LLC. BlackRock, Inc. reported beneficially owning 11,017,172 shares of common stock with sole voting power over 10,308,749 shares, shared voting power over zero shares, sole dispositive power over 11,017,172 shares and shared dispositive power over zero shares. Based solely on information contained in a Schedule 13G/A filed by BlackRock Inc. on January 23, 2017.

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

Our Compensation Discussion and Analysis describes the key features of our executive compensation program and the compensation committee’s approach in deciding 2016 compensation for our named executive officers.

Our named executive officers for 2016 are the following:

Name		Title (as of last day of 2016)
Matthew Lambiase	51	Chief Executive Officer, President and Director
Robert Colligan	46	Chief Financial Officer
Choudhary Yarlagadda	55	Chief Operating Officer
Mohit Marria	39	Chief Investment Officer
Phillip J. Kardis II	55	Chief Legal Officer and Secretary

We have divided this discussion into four parts:

1.       Overview
2.       Key Design Features and 2016 Actions
3.       Governance
4.       Other Features and Policies

Overview

Employment Agreements

We internalized our management on August 5, 2015 (the “Internalization”). In connection with the Internalization, we entered into employment agreements with each of our named executive officers with initial terms running through December 31, 2018. These employment agreements document the key elements of our executive compensation program and reflect our pay-for-performance compensation philosophy. We believe that use of employment agreements is critical to ensuring a stable, appropriately incentivized management team as we transition from an externally to internally managed company.

Certain stock awards included as 2016 compensation in the Summary Compensation Table were granted in early 2016 as part of 2015 compensation per the terms of the employment agreements. The discussion below focuses on the incentive compensation elements contemplated by the employment agreements for performance in 2016 and going forward.

The employment agreements specify the mix of salary and incentive compensation opportunities (what we refer to as our “total direct compensation”). The mix includes a significant focus on variable incentive compensation opportunities intended to directly link the amount of total direct compensation received to Company performance over one- and three-year periods. Beginning with 2016, the employment agreements (other than for Mr. Kardis, whose arrangement is separately discussed below) provide that the incentive compensation opportunity:

●	is variable, potentially ranging from 0% to 150% of the target depending on actual performance results,
●

is determined based on a balanced combination of (i) our return on average equity (“ROAE”) measured against annually-established goals, (ii) our total stockholder return performance as compared against an index of comparator companies over a three-year performance period (“relative TSR”), and (iii) a discretionary review of individual performance, and

●

to the extent earned, is delivered in a balanced mix of cash and equity awards that include additional vesting requirements, to further encourage executive retention and alignment of interests with the long-term interests of our stockholders.

2016 Performance Highlights

We view 2016 as a successful year for the Company. We have continued our focus on residential mortgage credit, including acquiring and securitizing seasoned residential mortgage loans. Consequently, we were able to deliver solid results in a challenging economic environment.

●	GAAP net income for 2016 was $549 million.

○	Increased our quarterly common stock dividend to $0.50 per share in the fourth quarter of 2016.
○	Paid a special dividend of $0.50 per share of common stock in March 2016.

●	Stock price to GAAP book value per share ratio as of December 31, 2016 was 1.07.
●	Successfully issued $145 million of our Series A Preferred stock.
●	Sponsored nearly $6 billion of residential mortgage loan securitizations.
●	Return on Average Equity was 26.6%.
●	Total Shareholder Return during 2016 was 46%.
●	As of December 31, 2016, recourse leverage ratio was 1.8x, down from 2.5x on December 31, 2015.
●	Enhanced Risk Oversight

○	Successfully implemented new portfolio management system: Blackrock’s Aladdin System.
○	Began implementing a new loan management and collateral review system.

2016 Compensation Highlights

Compensation decisions by the compensation committee for 2016 demonstrate the direct link between the compensation opportunities for our named executive officers and performance for our stockholders, consistent with the design contemplated by the employment agreements:

●	Our ROAE for 2016 was 26.6%, which was above our target of 14% for 2016, resulting in the ROAE cash bonus being awarded at 150% of the target.
●

The compensation committee reviewed the performance of each named executive officer. The performance assessment considered, among other factors, the successful securitization and preferred stock offering transactions during 2016 noted above, dividends declared, stock price to book value per share, and the Company’s leverage ratios. Based on this assessment, the named executive officers, other than Mr. Kardis, received discretionary bonuses at 150% of target, payable two-thirds in cash and one-third as a grant of restricted stock units (RSUs) vesting over three years. Mr. Kardis received as discretionary bonus at 100% target (the maximum under his employment agreement) payable in RSUs vesting over three years.

●	The named executive officers (other than Mr. Kardis) received a grant of performance share units (PSUs) in early 2016 that become earned based on our relative TSR performance for 2016-2018.

Compensation Policies

The compensation committee has established the following compensation policies that we believe are in the best, long-term interests of our stockholders:

What We Do and How We Do It
✓Provide a majority of compensation in performance-based compensation	For CEO, 84% of target total direct compensation is performance-based
✓Pay for performance based on measurable goals for both annual and long-term awards	Use multiple, balanced measures, focused on ROAE and TSR
✓Balanced mix of cash and stock-based awards tied to annual and long-term performance	50% of incentive opportunity tied to annual ROAE, 25% tied to annual individual performance and 25% tied to 3-year TSR; mix of cash (ROAE portion) and stock (TSR and individual performance portion)
✓Stock ownership and retention policy	5x salary for CEO and 3x salary for all other named executive officers; 100% of shares must be retained until minimum ownership level is met; applies until 6 months after termination of employment
✓Receive advice from independent compensation consultant	Compensation consultant (FPL Associates L.P.) provides no other services to the Company

What We Don’t Do and The Reasons Why
×No supplemental executive retirement plans for named executive officers	Consistent with focus on performance-oriented environment
×No change in control excise tax gross-ups	Consistent with focus on performance-oriented environment and commitment to best practices aligned to long-term stockholder interests
×No excessive perquisites or severance benefits	Consistent with focus on performance-oriented environment and commitment to best practices aligned to long-term stockholder interests
×No single-trigger vesting of equity compensation upon a change in control	Per employment agreements, vesting following a change in control requires involuntary termination of employment (double-trigger)
×No hedging transactions permitted	Policy prohibits hedging transactions, including the purchase of financial instruments designed to hedge/offset any decrease in the market value of our stock

Key Design Features and 2016 Actions

Overview of Elements of Compensation

Messrs. Lambiase, Colligan, Marria and Yarlagadda, pursuant to their employment agreements, receive compensation primarily in the form of salary plus an incentive award opportunity determined each year that can range from 0% to 150% of the target amount. Mr. Kardis’s incentive compensation opportunity under his employment agreement follows a different format related to his recruitment to the Company in 2015, and is therefore discussed separately below.

Each executive’s base salary is fixed for the term of the employment agreement and represents a smaller portion of the total annual compensation allowing us to effectively manage our fixed expenses. The compensation committee periodically reviews base salary levels in light of market practices and changes in responsibilities. For 2016, the base salary amounts were as follows:

2016 Base Salary
Name	Amount
Matthew Lambiase	$750,000
Robert Colligan	$400,000
Choudhary Yarlagadda	$750,000
Mohit Marria	$500,000
Phillip J. Kardis II	$750,000

The incentive award opportunity under these employment agreements, other than Mr. Kardis, is divided into two components: (i) a portion payable in cash and (ii) a portion payable in stock-based awards under our equity compensation plan, including RSUs and PSUs. The following table provides an overview of the compensation program beginning in 2016 under these employment agreements:

Overview of Compensation Elements

Compensation Element	Description	Objectives
Base Salary	●Fixed cash compensation for the term of each executive’s employment agreement.	●Per employment agreement ●Provides fixed level of cash compensation
Annual Incentive	●50% of the total incentive compensation opportunity for the year, payable in cash -Ranges from 0% to 150% of target, based on ROAE performance	●Reward executives for efficiently generating earnings ●Creates a direct connection between business success and financial reward
Long-Term Incentives
●25% of total incentive compensation opportunity in the form of a discretionary RSU award
-Based on annual achievement of individual and company goals
-Delivered as RSUs vesting over 3 years
-For 2016 only, as a transitional matter, delivered 2/3 cash and 1/3 as RSUs
●25% of total incentive opportunity in the form of a PSU award

●RSUs reward achievement of individual annual goals
●PSUs provides multi-year focus on driving stockholder returns
●Both awards align named executive officers with stockholder interests and encourage retention

-Ranges from 0% to 150% of target, based on relative TSR performance
Post-Employment Benefits
●Employment agreements include severance payments and benefits in case of involuntary termination (without cause or with good reason)
●Severance amounts are not excessive (generally, 1x salary and incentive, even in connection with a termination following a change in control)
●No single-trigger vesting of equity awards upon a change in control
●No 280G or other tax gross-ups

●Per negotiated employment agreements
●Market-competitive practice to limit executive risk of involuntary termination without cause, and encourages stable management team
●Change in control provisions ensure that management will be able to fairly assess potential transactions

Other Benefits	●401(k), health care and life insurance programs, same as other non-executive employees ●No executive perquisites	●Competitive with peer companies ●Assists with recruitment and retention

2016 Incentive Compensation Decisions

General. The compensation design reflected in the employment agreements for 2016, other than for Mr. Kardis, weights the compensation opportunities heavily towards variable, performance-based awards in a mix of cash and stock, and balanced by annual and multi-year performance goals. The compensation committee believes that the incentive compensation design reflected in the employment agreements is appropriately tied to our business strategy and will encourage our management team to pursue strategies intended to deliver efficient earnings against our capital base and strong stockholder returns. See above for a discussion about the compensation arrangements for Mr. Kardis under his employment agreement.

The 2016 design for Messrs. Lambiase, Colligan, Marria and Yarlagadda includes an incentive award opportunity ranging from 0% to 150% of target and broken into three key components:

●	an ROAE bonus payable in cash,
●	a discretionary bonus, for 2016 payable in a mix if cash and RSUs vesting ratably over three years, and
●	a TSR bonus payable as a PSU award that becomes earned based on TSR results over a 3-year performance period (2016-2018).

ROAE and TSR are key financial measures for us because, as a mortgage REIT, we are focused on generating earnings efficiently against our capital base and returning those earnings to our stockholders, primarily in the form of dividends. The compensation committee believes that the discretionary bonus allows the compensation committee to take into account performance goals that may not be easily quantifiable and that can be adjusted from year-to-year, thereby preserving an element of flexibility. Providing RSUs and PSUs as part of the mix should encourage retention and align the interests of the named executive officers with the longer-term interests of our stockholders.

The employment agreements provide a total target incentive award amount and the weighting among the three components. The compensation committee believes the allocation of incentive compensation opportunities reflected in the employment agreements represents an appropriately balanced approach to providing incentive compensation opportunities. The following chart summarizes the 2016 target incentive award and the three components for Messrs. Lambiase, Colligan, Marria and Yarlagadda:

2016 Incentive Compensation Targets per Employment Agreements

	ROAE Bonus	Discretionary Bonus	TSR Bonus	Total target
Name	(cash)	(RSU award)*	(PSU award)	incentive award**
	(50%)	(25%)	(25%)
Matthew Lambiase	$2,000,000	$1,000,000	$1,000,000	$4,000,000
Robert Colligan	$750,000	$375,000	$375,000	$1,500,000
Choudhary Yarlagadda	$1,350,000	$675,000	$675,000	$2,700,000
Mohit Marria	$800,000	$400,000	$400,000	$1,600,000
*For 2016 only, the discretionary bonus will be awarded 2/3 in cash and 1/3 as an RSU award.
** The total target incentive award is subject to review and potential adjustment by the compensation committee for 2017 and later to take into account the completion of strategic initiatives, such as capital raises and M&A transactions.

ROAE Bonus. The amount of the ROAE bonus for 2016 was determined based on 2016 ROAE results against formulaic targets set by the compensation committee during the first quarter of the year. The ROAE bonus earned for a year is payable in cash by no later than March 15 of the following year. Under the employment agreements, ROAE means the Company’s net income for the year divided by its average equity for the year.1

The following chart summarizes the ROAE performance goals and results for 2016:

ROAE Achieved	Percentage of ROAE Target Payable	2016 ROAE Result 26.6%
0% to 10%	0% to 50% by linear interpolation
12%	75%
14%	100%
16%	125%
18%	150%
____________________

1 For this purpose, the Company’s net income is determined in accordance with GAAP, but excluding non-cash, non-operating expense items such as depreciation expense, amortization of goodwill and other non-cash, non-operating expense items as determined by the compensation committee in its sole discretion for the applicable performance period. If, for any portion of any performance period, (i) the Company does not use hedge accounting or (ii) its derivative hedging instruments or any portion thereof are otherwise deemed ineffective, which in either case, results in changes in the value of such hedging instruments being recorded in the Company’s GAAP income statement, then any gains or losses from such hedging instruments will also be excluded. The Company’s average equity under the employment agreements means the stockholders’ equity of the Company as determined in accordance with GAAP, but excluding accumulated other comprehensive income or loss (which, among other things, reflects unrealized gains or losses in the Company’s residential mortgage-backed securities portfolio), stockholders’ equity attributable to preferred stock and other items as determined by the compensation committee in its sole discretion for the applicable performance period. For purposes of calculating ROAE, Company Average Equity will be determined based on the average of the Company’s stockholders’ equity calculated as described in the preceding sentence as of the last day of each quarter during the applicable performance period. Notwithstanding the foregoing, stockholders’ equity attributable to an issuance of common stock of the Company during the performance period shall be excluded from the calculation of “Company Average Equity” for a period of six months from such issuance.

Based on this performance, the 2016 ROAE bonus earned, which is included in the Summary Compensation Table as 2016 compensation under the “Non-Equity Incentive Plan” column, was as follows:

2016 ROAE Bonus Amounts

	ROAE Bonus	ROAE Bonus
Name	Target	Actual
		(150% of Target)
Matthew Lambiase	$2,000,000	$3,000,000
Robert Colligan	$750,000	$1,125,000
Choudhary Yarlagadda	$1,350,000	$2,025,000
Mohit Marria	$800,000	$1,200,000

Discretionary Bonus. The amount of the discretionary bonus each year will be based on the compensation committee’s discretionary assessment of the named executive officer’s performance during the year, based on factors established by the compensation committee during the first 90 days of the year and communicated to the executive. After the end of the year, based on the performance assessment, the compensation committee may make an award ranging from 0% to 150% of the target. Generally, this bonus amount will be delivered as an RSU award granted by March 15 of the following year, vesting ratably over three years subject to the executive’s continued employment. The number of RSUs granted is based on the dollar value of the award divided by the closing price of our common stock on the grant date.

For 2016, as a transitional matter, the award was paid two-thirds in cash and one-third as an RSU award granted in early 2017. The cash portion appears as 2016 compensation in the Summary Compensation Table under the “Bonus” column, but under SEC rules the RSU portion is considered 2017 compensation even though granted for 2016 performance. The following chart summarizes the discretionary bonus awards for 2016:

2016 Discretionary Bonus Awards

Name	Discretionary Bonus (Target)	Discretionary Bonus (Actual) (150% of target)
Matthew Lambiase	$1,000,000	$1,500,000
Robert Colligan	$375,000	$562,500
Choudhary Yarlagadda	$675,000	$1,012,500
Mohit Marria	$400,000	$600,000

The key performance factors considered by the compensation committee in determining the amount of the discretionary bonus awards for 2016 included:

●	GAAP net income for 2016 was $549 million.

○	Increased our quarterly common stock dividend to $0.50 per share in the fourth quarter of 2016.
○	Paid a special dividend of $0.50 per share of common stock in March 2016.
●	Stock price to GAAP book value per share ratio as of December 31, 2016 was 1.07.
●	Successfully issued $145 million of our Series A Preferred stock.
●	Sponsored nearly $6 billion or residential mortgage loan securitizations.
●	Return on Average Equity was 26.6%.
●	Total Shareholder Return during 2016 was 46%.
●	As of December 31, 2016, recourse leverage ratio was 1.8x, down from 2.5x on December 31, 2015.
●	Enhanced Risk Oversight

○	Successfully implemented new portfolio management system: Blackrock’s Aladdin System.
○	Began implementing a new loan management and collateral review system.

TSR Bonus. The TSR bonus for 2016 was provided as an award of PSUs under our equity compensation plan granted early in 2016, with TSR (including dividends) measured over a three-year performance period (2016-2018). The target number of PSUs granted was based on the target value of the award and our stock price on the first business day of the performance period. On this basis, the target number of PSUs granted for the PSU bonus for 2016 was as follows:

TSR Bonus Target PSUs
2016-2018 Award

Name	Target PSUs (#)
Matthew Lambiase	73,314
Robert Colligan	27,493
Choudhary Yarlagadda	49,487
Mohit Marria	29,326

The grant date fair value of this award for accounting purposes (which is different than the target dollar amount used to determine the target number of PSUs shown above) is included in the Summary Compensation Table as 2016 compensation under the “Stock Awards” column.

The actual number of PSUs earned is based on our TSR performance for the performance period, 2016-2018, relative to the TSR performance of the companies included in the NAREIT FTSE Mortgage Home Financing index, as follows:

Relative TSR Performance Goals
Relative TSR Performance	% of Target Earned
Below Threshold: Below 25th percentile	0%
Threshold: 25th percentile	50%
Target: 50th percentile	100%
Max: 75th percentile or above	150%

Performance between threshold and target or target and maximum will result in a percentage earned that is interpolated on a straight-line basis.

PSUs, to the extent earned, are payable by delivery of one share of our common stock for each PSU earned, payable by March 15 following the end of the performance period. The named executive officer generally must remain employed with us for the full performance period to earn the PSU, also encouraging retention.

During the first year of performance (2016), relative TSR performed at the top quartile, but actual results cannot be determined until the end of 2018.

Dividend Equivalents on RSUs and PSUs. Awards of RSUs and PSUs will accrue dividend equivalents as if the awards were outstanding shares of our common stock, but the dividend equivalents will be paid only if and to the extent the underlying award becomes earned and vested. Because we are a mortgage REIT, dividends are a key component of our total stockholder return. The compensation committee believes that allowing dividend equivalents to accrue on outstanding awards will further focus our named executive officers on achieving net income goals and returning earnings to our stockholders through dividends.

Employment Agreement and 2016 Compensation for Mr. Kardis

Mr. Kardis, our Chief Legal Officer, was recruited from an outside law firm during 2015. Our Board of Directors thought it was important to recruit Mr. Kardis as the Company transitioned to an internally managed corporation given his broad experience ranging from mortgage finance and securitization to public and private capital raising, and his long relationship representing the Company. To induce Mr. Kardis to resign his partnership and relocate to New York, the compensation committee designed a transition compensation structure that differs from the other named executive officers. Under his employment agreement, for the first three full calendar years of his employment (2016 to 2018), Mr. Kardis receives compensation in the form of:

●	salary,
●	an annual cash bonus equal to 200% of his salary,
●	a discretionary bonus payable as an RSU award of up to $250,000, and
●	a long-term incentive equity award in the form of time-vesting RSUs equal to $500,000.

After 2018, Mr. Kardis’s incentive compensation will be determined at the discretion of the compensation committee. The compensation committee believes that this structure was necessary to recruit Mr. Kardis. It also provides a degree of independence for Mr. Kardis from financial performance metrics to better enable him to serve in his legal oversight function during the Company’s transition to an internally managed corporation. Providing a significant portion of the compensation in the form of RSUs aligns his interests with our stockholders. Furthermore, the structure is limited in term and provides for a transition to a structure that has an appropriate mix of cash, equity and performance metrics that meets the Company’s needs after 2018.

For 2016, the compensation committee determined to pay Mr. Kardis the discretionary bonus at the maximum amount, $250,000, based on the same performance considerations applicable to the other named executive officers discussed above. In accordance with his employment agreement, this award was made all in the form of RSUs granted in early 2017 and vesting over three years. This RSU award, together with the $500,000 long-term incentive equity award for 2016 that was granted in early 2017, are considered 2017 compensation under SEC rules and therefore do not appear as 2016 compensation in the Summary Compensation Table.

Governance

Compensation Committee Provides Oversight

The compensation committee, comprised entirely of independent members of our board of directors, is responsible for establishing and implementing our executive compensation philosophy and for ensuring that the total compensation paid to our named executive officers and other executives is fair, competitive and motivates high performance. The terms of the employment agreements, and actions on compensation under the employment agreements, are under the primary direction of the compensation committee. Under our executive compensation philosophy, we provide compensation in the forms and at levels that we believe will permit us to retain and motivate our existing executives and to attract new executives with the skills and attributes that we need. The compensation program reflected in the employment agreements is intended to provide appropriate and balanced incentives toward achieving our annual and long-term strategic objectives, to support a performance-oriented environment based on the attainment of goals and objectives intended to benefit our company and our stockholders, and to create an alignment of interests between our executives and our stockholders. The compensation program is designed to place a greater weight on rewarding the achievement of longer term objectives and financial performance of the Company.

Independent Compensation Consultant Used by the Compensation Committee

The compensation committee engaged FPL Associates L.P. (“FPL”) to advise the compensation committee on alternatives for the post-Internalization executive compensation design. As part of this assignment, FPL reviewed the executive compensation levels, mix and design at our peer companies (discussed below), modeled alternative incentive compensation designs and advised the compensation committee on other competitive market practices more generally. FPL provides no other services to the Company. In addition, in 2016, we engaged Willis Towers Watson (“Willis”) to evaluate the structure of the executive incentive program. As part of this process, the compensation committee reviewed market information on peer company practices, analyses and design recommendations provided by Willis and had FPL review the design recommendations. Willis was retained by us, not by the compensation committee.

CEO and Management Have Limited Roles in Compensation Determinations

The compensation committee is solely responsible for compensation decisions regarding our CEO subject to ratification and confirmation by the independent members of our Board. When making compensation recommendations for named executive officers other than the CEO, the compensation committee expects to seek and consider the advice and counsel of the CEO, given his direct day-to-day working relationship with those executives. Taking this feedback into consideration, the compensation committee will engage in discussions and makes final determinations related to compensation paid to the named executive officers, consistent with the requirements of each employment agreement.

Use of Peer Group Data

In connection with establishing the post-Internalization executive compensation design, the compensation committee (with the assistance of FPL) reviewed compensation levels and practices at the following group of internally managed publicly traded companies with a comparable focus on real estate-related debt investments:

American Capital, Ltd.	New York Mortgage Trust, Inc.
Arlington Asset Investment Corp.	NewStar Financial, Inc.
Capstead Mortgage Corporation	Ocwen Financial Corporation
CYS Investments, Inc.	PennyMac Financial Services, Inc.
Dynex Capital, Inc.	Radian Group, Inc.
iStar Financial, Inc.	RAIT Financial Trust
MFA Financial, Inc.	Redwood Trust, Inc.
MGIC Investment Corp.	Walker & Dunlop, Inc.
Nationstar Mortgage Holdings, Inc.	Walter Investment Management Corp.

In selecting this peer group, the compensation committee considered the relative size of our company compared to the peer companies, based on both equity market capitalization and total capitalization. On these bases measured in 2016, the company is in the top quartile of the peer group in size. The compensation committee has not currently adopted a policy to formally benchmark compensation levels against the peer group. Instead, the compensation committee used peer group information solely to better understand general market practices, alternative approaches to incentive compensation designs and executive compensation trends.

Consideration of 2016 Say-on-Pay Vote

At our 2016 annual meeting, our stockholders voted approximately 84.27% in favor of our executive compensation program. The compensation committee has considered the results of the 2016 say-on-pay vote and believes that the support of our stockholders in this vote reflects support for our approach to executive compensation. The compensation committee will continue to consider the outcome of future Say-on-Pay votes and other stockholder input, as well as available market data, in making future decisions regarding executive compensation.

Compensation Policies and Practices as They Relate to Risk Management

The compensation committee monitors the risks and rewards associated with our compensation programs and considers, in establishing our compensation programs, whether these programs encourage unnecessary or excessive risk taking. We believe our design includes appropriate features intended to limit the risk of excessive risk-taking by our named executive officers, including, without limitation (i) incentive compensation capped at 150% of target, (ii) use of multiple financial measures over both annual and multi-year periods, (iii) elements of incentive compensation tied to individual performance goals, and (iv) meaningful stock ownership and retention requirements that apply until six months after termination of employment.

Other Features and Policies

Share Ownership Guidelines

Per the employment agreements, each named executive officer is subject to a stock ownership and retention requirement. Shares of our stock received from equity awards, after taxes, must be held by the executive until a stated level of ownership is achieved, measured as a multiple of salary—5x for the CEO and 3x for the other named executive officers. Once this required minimum ownership level has been achieved, the named executive officer must continue to maintain that minimum ownership level until six months after termination of employment.

The compensation committee believes that these stock ownership and retention requirements will further align the interests of our named executive officers with the long-term interests of our stockholders by requiring a meaningful portion of the executive’s accrued and earned compensation to be held as shares of our stock, not only during employment but for a period after termination of employment.

Savings and Health and Welfare Benefits

Our named executive officers participate in the broad-based 401(k) retirement savings plan generally available to our employees, which includes an opportunity to receive employer matching contributions. We do not currently provide for pension plans, supplemental retirement plans or deferred compensation plans for our named executive officers.

All of our named executive officers also participate in the health, life insurance, disability benefits and other welfare programs that are provided generally to our employees.

During 2016, we established a Stock Award Deferral Program, described below under “Nonqualified Deferred Compensation Plans.” Under this program, named executive officers can elect to defer payment of RSU and PSU awards after vesting until termination of employment or an earlier specified date. Amounts deferred are tracked as deferred stock units, continue to receive dividend equivalents, and are paid in actual shares. The compensation committee felt that this program assists our executive officers with retirement savings, and further encourages their long-term retention of stock awards earned under our compensation program.

Perquisites and Other Personal Benefits

We do not currently provide our named executive officers with any perquisites or other personal benefits.

Compensation Recovery (Clawback) Policy

As required by the Sarbanes-Oxley Act of 2002, upon restatement of our company’s financial statements, our CEO and CFO would be required to reimburse us for any (i) bonuses, (ii) other incentive or equity-based compensation, and/or (iii) profits from stock sales, received in the 12 month period following the filing of financial statements that were later required to be restated due to the misconduct. Our company will also implement the incentive compensation “clawback” provisions mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 in accordance with the requirements of that Act once final rules have been adopted.

Severance Protection under the Employment Agreements

Each employment agreement includes certain severance payments and benefits for the named executive officer in case of involuntary termination during the term of the agreement, including termination by us without cause or termination by the executive for certain adverse changes in employment conditions (referred to as “good reason”). The amount and form of the severance benefits depends on whether the involuntary termination occurs within 24 months following a change in control or not. No severance is provided for a voluntary termination (not for good reason) or involuntary termination for cause. We do not believe that the severance benefits provided are excessive. The following briefly summarizes the severance benefits provided in case of a qualifying termination. More detail (including estimated quantifiable amounts) is provided under “Potential Payments upon Termination or Change in Control.”

●

Termination without cause / for good reason other than within 24 months following a change in control. If, during the term of the employment agreement, the named executive officer’s employment is terminated by the Company without cause or by the executive for good reason other than within 24 months following a change in control of the Company, the executive will be entitled to: (i) a severance payment equal to one times the sum of his base salary and his three-year (or shorter) average annual bonuses, payable in 12 equal monthly installments (the “Severance Amount”); (ii) 12 months of Company-paid COBRA premiums; (iii) accelerated vesting of time-based equity awards; (iv) continued vesting potential of the PSUs granted in connection with the TSR portion of his annual bonus; (v) payment of any earned but unpaid annual bonus for the prior calendar and (vi) a pro-rata portion of the ROAE and discretionary portions of the annual bonus that he would have received for the year of termination.

●

Termination without cause / for good reason within 24 months following a change in control. If, during the term of the employment agreement, the named executive officer’s employment is terminated by the Company without cause or by the executive for good reason within 24 months following a change in control of the Company, the executive will be entitled to (i) a lump sum payment equal to the Severance Amount, (ii) 18 months of Company-paid COBRA premiums; (iii) accelerated vesting of time-based equity awards (including the PSUs granted in connection with the TSR portion of his annual bonus, which will be converted into time-based RSUs upon a change in control based on the Company’s TSR through such change in control); (v) payment of any earned but unpaid annual bonus for the prior calendar and (vi) a pro-rata portion of the ROAE and discretionary portions of the annual bonus that he would have received for the year of termination.

The employment agreements also include a 90-day advanced notice requirement for the executive to resign and certain post-employment covenants, including customary non-solicitation and non-competition covenants for twelve-months post-employment, and customary non-disparagement and confidentiality restrictions.

The compensation committee believes that these severance provisions serve the interests of stockholders by encouraging stability among our management team. The change in control protections also help to ensure that management will be able to fairly review any possible business combinations. The compensation committee believes that the severance protections in the employment agreements reflect current best practices, including (i) no 280G excise tax gross-ups, (ii) reasonable levels of severance compensation (i.e., 1x salary and average bonus), (iii) no single-trigger (or “modified” single trigger) rights to severance (including equity vesting) and (iv) performance-based awards remain subject to performance conditions.

Timing of Equity Grants

RSU and PSU awards are granted at a regularly-scheduled compensation committee meeting, generally during the first quarter of each year. Awards are generally effective on the date of the meeting at which they were approved. Dates for compensation committee meetings are usually set during the prior year, and the timing of meetings and awards is unrelated to the release of material non-public information.

Section 162(m) Considerations

Section 162(m) of the Internal Revenue Code generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation exceeding $1 million in any taxable year to an executive officer who is named in the Summary Compensation Table. Exceptions are made for qualified performance-based compensation, among other things. In structuring our compensation programs, the compensation committee considers this Section 162(m) exception; however, the compensation committee does not believe that it is necessarily in our best interests and the best interests of our shareholders for all compensation to meet the requirements of Section 162(m) for deductibility. Therefore, the compensation committee has determined that it is appropriate at times to make compensation awards that are non-deductible under Section 162(m). Further, because of ambiguities and uncertainties under Section 162(m), we cannot give any assurance that compensation that we intend to satisfy the requirements for deductibility under Section 162(m) will in fact be deductible.

Compensation Committee Report

Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Paul A. Keenan, Chair
John P. Reilly
Gerard Creagh

Summary Compensation Table

From our inception through 2014, we did not provide any of our executive officers with any cash compensation or bonus, nor have we provided any executive officers with pension benefits or nonqualified deferred compensation plans. We granted shares of restricted stock to our named executive officers during the year ended December 31, 2008, but not again until February 2015 when we granted certain executive officers restricted stock unit (RSU) awards. Prior to Internalization, we had not entered into any employment agreements with any persons, nor were we obligated to make any cash payments upon termination of employment or a change in control of us. For a discussion of employment agreements that we entered into with certain of our named executive officers in connection with the Internalization, see “Compensation Discussion and Analysis.”

We did not pay any compensation to our named executive officers during the period ended December 31, 2014.

The table below sets forth the aggregate compensation we paid or accrued with respect to the fiscal years ended December 31, 2016, 2015, and 2014, to our Chief Executive Officer and our Chief Financial Officer, and our three highest paid other executive officers serving in their positions at December 31, 2016.

					Non-Equity
				Stock	Incentive Plan	All Other
Name and Principal		Salary	Bonus	Awards	Compensation	Compensation	Total
Position (1)	Year	($) (2)	($) (3)	($) (4)	($) (5)	($) (6)	($)
Matthew Lambiase	2016	$750,000	$1,000,000	$2,142,892	$3,000,000	$15,900	$6,908,792
Chief Executive Officer,	2015	$303,846	$3,105,250	$ -	$ -	$10,953	$3,420,049
President and Director	2014	$ -	$ -	$ -	$ -	$ -	$ -

Robert Colligan	2016	$400,000	$375,000	$827,160	$1,125,000	$15,900	$2,743,060
Chief Financial Officer	2015	$121,538	$1,237,750	$600,000	$ -	$17,899	$1,977,187
	2014	$ -	$ -	$ -	$ -	$ -	$ -

Choudhary Yarlagadda	2016	$750,000	$675,000	$1,400,029	$2,025,000	$15,900	$4,865,879
Chief Operating Officer	2015	$303,846	$1,953,250	$ -	$ -	$21,372	$2,278,468
	2014	$ -	$ -	$ -	$ -	$ -	$ -

Mohit Marria	2016	$500,000	$400,000	$904,721	$1,200,000	$15,900	$3,020,621
Chief Investment Officer	2015	$121,538	$1,388,250	$250,000	$ -	$13,801	$1,773,589
	2014	$ -	$ -	$ -	$ -	$ -	$ -

Phillip J. Kardis II	2016	$750,000	$1,500,000	$750,008	$ -	$15,900	$3,015,908
Chief Legal Officer,	2015	$250,000	$500,000	$ -	$ -	$281,874	$1,031,874
Secretary	2014	N/A	N/A	N/A	N/A	N/A	N/A

(1)	All listed named executive officer positions are those held as of December 31, 2016.

(2)	The base salary amounts in this column represent actual base compensation paid or earned through the end of the applicable fiscal year.

(3)	For 2016, the amounts in this column represent the cash portion of bonuses awarded for 2016. See “Compensation Discussion and Analysis -- Key Design Features and 2016 Actions” for additional information.

(4)	The amounts in this column represent the aggregate grant date fair value of the awards detailed under “Grants of Plan-Based Awards in 2016” in this Proxy Statement, for 2016 comprised of:

●	RSU awards granted in early 2016 for performance in 2015, with a grant date fair value computed in accordance with FASB ASC Topic 718 based on the closing price of our common stock on the applicable grant date but excluding the effect of potential forfeitures; and
●

PSUs awarded in early 2016 representing the TSR bonus for 2016, to be earned based on the Company’s relative TSR performance for the period 2016-2018, with a grant date fair value computed in accordance with FASB ASC Topic 718 based on a Monte Carlo simulation value as of the applicable grant date of $13.59 per share. This Monte Carlo simulation value is different than the value used by the compensation committee to determine the target number of PSUs. See “Compensation Discussion and Analysis -- Key Design Features and 2016 Actions” for additional information about the TSR bonus.

SEC rules require the Summary Compensation Table to include in each year’s amount the aggregate grant date fair value of stock awards granted during the year. Certain of our RSU awards are granted early in the year as part of the annual discretionary bonus award for prior year performance. As a result, the amounts for RSU awards generally appear in the Summary Compensation Table for the year after the performance year upon which they were based, and therefore the Summary Compensation Table does not fully reflect our compensation committee’s view of its pay-for-performance executive compensation program for a particular performance year. For example, amounts shown as 2016 compensation in the “Stock Awards” column reflect RSU awards granted in early 2016 for 2015 performance. See Compensation Discussion and Analysis -- Key Design Features and 2016 Actions for a discussion about how the Committee viewed its 2016 compensation decisions for the named executive officers.

(5)	For 2016, the amounts in this column represent the ROAE cash bonus earned for performance in 2016. See “Compensation Discussion and Analysis -- Key Design Features and 2016 Actions” for additional information.

(6)	The amounts in this column for 2016 represent matching contributions of up to 6% of each named executive officer’s base salary that were made by us with respect to each of the named executive officers pursuant to our Section 401(k) plan.

Grants of Plan Based Awards in 2016

The following table summarizes certain information regarding all plan-based awards granted to the named executive officers during the year ended December 31, 2016.

			Estimated Potential Payouts under			Estimated Future Payouts under			All Other	Grant Date
			Non-Equity Incentive Plan Awards (2)			Equity Incentive Plan Awards (3)			Stock	Fair Value
	Award								Awards	of Stock
	Type	Grant	Threshold		Maximum	Threshold	Target	Maximum	(4)	and Option
Name	(1)	Date	($)	Target ($)	($)	(#)	(#)	(#)	(#)	Awards (5)
Matthew
Lambiase	ROAE	1/1/2016	$0	$2,000,000	$3,000,000
	RSU	2/16/2016							82,682	$1,007,067
	PSU	3/31/2016				36,657	73.314	109,971		$1,135,825
Robert
Colligan	ROAE	1/1/2016	$0	$750,000	$1,125,000
	RSU	2/16/2016							32,940	$401,209
	PSU	3/31/2016				13,746	27,493	41,239		$425,951
Choudhary
Yarlagadda	ROAE	1/1/2016	$0	$1,350,000	$2,025,000
	RSU	2/16/2016							51,998	$633,336
	PSU	3/31/2016				24,743	49,487	74,230		$766,693
Mohit
Marria	ROAE	1/1/2016	$0	$800,000	$1,200,000
	RSU	2/16/2016							36,977	$450,380
	PSU	3/31/2016				14,663	29,326	43,988		$454,341
Phillip J.
Kardis II	RSU	2/16/2016							61,577	$750,008

(1)	Type of Award:
ROAE = ROAE cash bonus for 2016 RSU = Time-vesting RSU awards granted during 2016 PSU = Performance-vesting stock unit awards granted in 2016
(2)	The ROAE cash bonus awards were earned based on 2016 ROAE performance. See “Compensation Discussion and Analysis -- Key Design Features and 2016 Actions” for additional information on the 2016 goals and results. The actuals amounts paid are included as 2016 compensation under the “Non-Equity Incentive Plan” column in the Summary Compensation Table.
(3)	The PSUs granted in 2016 represent the 2016 TSR bonus opportunity and will be earned based on our relative TSR performance for 2016-2018. See “Compensation Discussion and Analysis -- Key Design Features and 2016 Actions” for additional information on the 2016 TSR bonus goals. The number of target PSUs was determined based on the applicable TSR bonus dollar amount divided by our stock price on the first business day in 2016.
(4)	The RSUs granted in 2016 relate to 2015 compensation decisions. The number of RSUs granted was based on the applicable dollar amount divided by the closing price of our stock on the grant date, rounded up to the next whole share. These awards vest in equal annual installments over three years following the grant date, subject to continued employment.
(5)	See footnote (4) under the Summary Compensation Table for information on how the grant date fair value for RSUs and PSUs granted in 2016 was determined.

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table provides information about outstanding equity awards of our named executive officers as of the end of 2016.

Stock Awards
			Number	Market
			of Shares	Value of		Equity Incentive Plan
			or Units	Shares or	Equity Incentive Plan	Awards: Market or
			of Stock	Units of	Awards: Number of	Payout Value of
			That	Stock That	Unearned Shares,	Unearned Shares, Units
			Have Not	Have Not	Units or Other Rights	or Other Rights That
			Vested	Vested	That Have Not Vested	Have Not Vested
Name	Award Type (1)	Grant Date	(#)	($) (2)	(#) (3)	($) (2)
Matthew
Lambiase	08RS	1/2/2008	1,800	$30,636
	RSU	2/16/2016	18,970	$322,869
	RSU	2/16/2016	63,712	$1,084,378
	PSU	3/31/2016			109,971	$1,871,706
Robert
Colligan	RS	2/5/2015	13,290	$226,196
	RSU	2/16/2016	7,570	$128,841
	RSU	2/16/2016	25,370	$431,797
	PSU	3/31/2016			41,240	$701,896
Choudhary
Yarlagadda	RSU	2/16/2016	11,932	$203,083
	RSU	2/16/2016	40,066	$681,923
	PSU	3/31/2016			74,231	$1,263,403
Mohit
Marria	08RS	1/2/2008	400	$6,808
	RS	2/5/2015	5,537	$94,247
	RSU	2/16/2016	8,487	$144,449
	RSU	2/16/2016	28,490	$484,900
	PSU	3/31/2016			43,989	$748,693
Phillip J.
Kardis II	RSU	2/16/2016	61,577	$1,048,041

Note: Market Value as of Fiscal Year-Ended 2016 of $17.02 per share, unit or other right

(1)	Award Type and Vesting are as follows:

Award Type	Description	Vesting
08RS	Restricted stock award granted in 2008	Vesting in equal installments on the first business day of each fiscal quarter over a period of 10 years beginning January 2, 2008, subject to continued employment*
RS/RSU	Restricted stock/RSU awards granted as part of annual compensation for prior year performance	Vesting in equal annual installments over three years starting on the first anniversary of the grant date, subject to continued employment*
PSU	TSR bonus for the year of grant	Performance vesting based on relative TSR over the three year performance period beginning with the year of grant, cliff vesting at end of the performance period, subject to continued employment*
*See “Potential Payments Upon Termination of Employment or Change in Control” for additional details on vesting in case of termination of employment during the vesting period.

(2)	Reflects fair value of unvested awards using December 31, 2016 closing price of $17.02.

(3)	Based on performance through the end of 2016, the number of PSUs shown in the table assumes maximum payout (150% of target).

Stock Vested in 2016

The following table sets forth certain information with respect to our named executive officers regarding stock vested during the calendar year 2016.

Stock Awards

	Number of Shares	Value Realized on
	Acquired on Vesting	Vesting
Name	(#) (1)	($) (2)
Matthew Lambiase	1,800	$22,181
Robert Colligan	12,900	$156,606
Choudhary Yarlagadda
Mohit Marria	6,175	74,976
Phillip J. Kardis II

(1)	Reflects previously granted restricted stock/RSU awards vesting during the fiscal year (before any taxes were withheld), without regard to whether a deferral election applied under the Stock Award Deferral Program.

(2)	Reflects fair value of vested shares using closing price on date of vesting.

Pension Benefits

Our named executive officers received no benefits in 2016 from us under defined pension plans. Our only retirement plan in which the named executive officers were eligible to participate is the 401(k) Plan.

Nonqualified Deferred Compensation

During 2016, we established a Stock Award Deferral Program. Under the program, named executive officers and directors can elect to defer payment of certain stock awards made pursuant to Chimera’s 2007 Equity Incentive Plan (the “Equity Plan”). Deferred awards are credited as deferred stock units and are paid at the earlier of separation from service or a date elected by the participant. Payments are generally made in a lump sum or, if elected by the participant, in five annual installments if paid upon separation from service. Deferred awards receive dividend equivalents during the deferral period credited as additional deferred stock units. Amounts are paid at the end of the deferral period by delivery of shares from the 2007 Equity Incentive Plan (plus cash for any fractional deferred stock units), less any applicable tax withholdings. Deferral elections do not alter any vesting requirements applicable to the underlying stock award. Amounts will not be considered deferred until after vested in accordance with the applicable vested schedule for the award.

Potential Payments upon Termination of Employment or Change in Control (CIC)

The tables below show certain potential payments that would have been made to a named executive officer under his respective current employment agreement assuming such person’s employment had terminated at the close of business on December 31, 2016, under various scenarios, including a Change in Control. The table assumes that neither the Company nor any of the named executive officers, as the case may be, gave notice of its or his intention not to renew the executive’s respective employment agreement with the Company for 2017.

The tables include only the value of the incremental amounts payable to the named executive officer arising from the applicable scenario and do not include the value of vested or earned, but unpaid, amounts owed to the applicable named executive officer as of December 31, 2016 (including, for example, any annual bonus earned but not yet paid as of such date, dividend equivalents relating to dividends declared but not paid as of such date, vested but not settled RSUs or PSUs, or the employer 401(k) matches for the named executive officers).

The footnotes to the tables describe the assumptions used in estimating the amounts shown in the tables.

As used below, the terms “Annual Bonus,” “Average Bonus,” “Cause,” “Change in Control,” “Disability,” “Good Reason,” “TSR Bonus” and “2015 Equity Award” shall have the respective meanings set forth in the applicable employment agreement, each of which has been filed with the SEC, or award agreement(s), forms of which have been filed with the SEC.

Because the payments to be made to a named executive officer depend on several factors, the actual amounts to be paid out upon a named executive officer’s termination of employment can only be determined at the time of the executive’s separation from the Company.

Potential Payments upon Termination of Employment/CIC: Matthew Lambiase:

			Termination Without
Incremental Benefits			Cause/Resignation	Termination For	Change in
due to Termination	Death	Disability	for Good Reason	Cause/Voluntary	Control
Event	(a)	(a)	(b)	Resignation	(c)
Severance/Payment to	-	-	4,114,000	-	4,114,000
Representative or
Estate
Value of Accelerated	2,921,330	2,921,330	2,921,330	-	1,673,526
Equity Awards
Deferred Compensation	-	-	-	-	-
Other Benefits	15,701	15,701	10,467	-	15,701
Total Value of
Incremental Benefits	2,937,031	2,937,031	7,045,797	-	5,803,227

Potential Payments upon Termination of Employment/CIC: Robert Colligan:

			Termination Without
Incremental Benefits			Cause/Resignation	Termination For	Change in
due to Termination	Death	Disability	for Good Reason	Cause/Voluntary	Control
Event	(a)	(a)	(b)	Resignation	(c)
Severance/Payment to	-	-	1,741,000	-	1,741,000
Representative or
Estate
Value of Accelerated	1,348,648	1,348,648	1,348,648	-	880,717
Equity Awards
Deferred Compensation	-	-	-	-	-
Other Benefits	47,907	47,907	31,938	-	47,907
Total Value of
Incremental Benefits	1,396,555	1,396,555	3,127,586	-	2,669,624

Potential Payments upon Termination of Employment/CIC: Choudhary Yarlagadda:

			Termination Without
Incremental Benefits			Cause/Resignation	Termination For	Change in
due to Termination	Death	Disability	for Good Reason	Cause/Voluntary	Control
Event	(a)	(a)	(b)	Resignation	(c)
Severance/Payment to	-	-	2,866,000	-	2,866,000
Representative or
Estate
Value of Accelerated	1,875,468	1,875,468	1,875,468	-	1,033,199
Equity Awards
Deferred Compensation	-	-	-	-	-
Other Benefits	47,907	47,907	31,938	-	47,907
Total Value of
Incremental Benefits	1,923,375	1,923,375	4,773,406	-	3,947,106

Potential Payments upon Termination of Employment/CIC: Mohit Marria:

			Termination Without
Incremental Benefits			Cause/Resignation	Termination For	Change in
due to Termination	Death	Disability	for Good Reason	Cause/Voluntary	Control
Event	(a)	(a)	(b)	Resignation	(c)
Severance/Payment to	-	-	2,004,000	-	2,004,000
Representative or
Estate
Value of Accelerated	1,334,913	1,334,913	1,334,913	-	835,784
Equity Awards
Deferred Compensation	-	-	-	-	-
Other Benefits	32,157	32,157	21,438	-	32,157
Total Value of
Incremental Benefits	1,367,070	1,367,070	3,360,351	-	2,871,941

Potential Payments upon Termination of Employment/CIC: Phillip J. Kardis II:

			Termination Without
Incremental Benefits			Cause/Resignation	Termination For	Change in
due to Termination	Death	Disability	for Good Reason	Cause/Voluntary	Control
Event	(a)	(a)	(b)	Resignation	(c)
Severance/Payment to	-	-	1,250,000	-	1,250,000
Representative or
Estate
Value of Accelerated	1,223,534	1,223,534	1,223,534	-	1,223,534
Equity Awards
Deferred Compensation	-	-	-	-	-
Other Benefits	47,907	47,907	31,938	-	47,907
Total Value of
Incremental Benefits	1,271,441	1,271,441	2,505,472	-	2,521,441

* For purposes of these tables, calculations of “Value of Accelerated Equity Awards” are based on $17.02 per share, the closing price of our stock on December 31, 2016. For purposes of these tables, except for a change in control, we have assumed that the target performance metrics with respect to the PSUs have been achieved and in the case of a change of control, we have used the actual performance through December 31, 2016, but neither approach includes dividend equivalent rights.
**If the named executive officer’s service with the Company is terminated by reason of the Participant’s “Retirement,” the unvested RSUs and PSUs continue to vest in accordance with their terms (time and performance requirements) as though such termination of service had not occurred provided that the executive complies with any applicable post-employment covenants. “Retirement” means the Participant's termination of service with the Company after December 31, 2018 having attained a combined age and years of service with the Company equal to at least 65 with at least five years of service with the Company (including our prior manager), other than termination due to death or Disability or under circumstances that would not otherwise constitute “Cause.”

(a) Death and Disability

The following incremental benefits would be paid to a named executive officer or his estate or legal representative in the event of his death or Disability:

(i) Value of Accelerated Equity Awards: For each of Messrs. Lambiase, Colligan, Yarlagadda and Marria, the amount represents the aggregate value resulting from the (i) immediate full vesting of all outstanding equity-based compensation previously granted in connection with an Annual Bonus other than the PSUs granted in connection with the TSR Bonus; (ii) immediate full vesting of the 2015 Equity Award; and, (iii) continuing vesting of any outstanding PSUs previously granted in connection with the TSR Bonus, subject to the achievement by the Company of the applicable performance goals and the applicable award agreement.

For Mr. Kardis, the amount represents the aggregate value resulting from the immediate full vesting of any outstanding equity-based compensation previously granted.

(iii) Other Benefits: For each of the named executive officers, 100% of the COBRA premiums incurred by such named executive officer for him and his eligible dependents under the Company’s healthcare plan during the 18 month period following the named executive officer’s termination of employment.

(b) Termination Without Cause/Resignation for Good Reason

The following incremental benefits would be paid to a named executive officer in the event he is terminated without Cause or by such named executive officer for Good Reason other than within 24 months following a Change in Control:

(i) Severance: For each of the named executive officers, a payment equal to one times the sum of (a) his then current base salary and (b) the average of the Annual Bonuses paid to him by the Company for the three (or fewer) calendar years preceding such termination.

(ii) Value of Accelerated Equity Awards: For each of Messrs. Lambiase, Colligan, Yarlagadda and Marria, the amount represents the aggregate value resulting from the (i) immediate full vesting of all outstanding equity-based compensation previously granted in connection with his Annual Bonus other than the PSUs granted in connection with the TSR Bonus; (ii) immediate full vesting of the 2015 Equity Award; and (iii) continuing vesting of outstanding PSUs previously granted in connection with the TSR Bonus, subject to the achievement by the Company of applicable performance goals and the applicable award agreement.

For Mr. Kardis, the amount represents the aggregate value resulting from the immediate full vesting of any outstanding equity award previously granted.

For purposes of these tables, we have assumed that the performance metric with respect to the PSUs has been achieved.

(iii) Other Benefits: For each of the named executive officers, 100% of the COBRA premiums incurred by such named executive officer for him and his eligible dependents under the Company’s healthcare plan during the 12 month period following the named executive officer’s termination of employment.

(c) Termination/Resignation upon Change in Control

The following incremental benefits would be paid to a named executive officer in the event of the termination of such named executive officer’s employment by the Company other than for Cause or such named executive officer’s resignation of his employment for Good Reason (other than Disability) within 24 months following a Change in Control:

(i) Severance: For each of the named executive officers, a payment equal to one times the sum of (a) his then current base salary and (b) the average of the Annual Bonuses paid to him by the Company for the three (or fewer) calendar years preceding such termination.

(ii) Value of Accelerated Equity Awards and Pro-Rata Bonus: For each of Messrs. Lambiase, Colligan, Yarlagadda and Marria, the amount represents the aggregate value resulting from the (i) immediate full vesting of all outstanding equity-based compensation previously granted in connection with his Annual Bonus other than the PSUs granted in connection with the TSR Bonus; (ii) immediate full vesting of the 2015 Equity Award; (iii) the immediate full vesting of all PSUs granted in connection with the TSR Bonus that are eligible to vest solely on the basis of continued employment; and (iv) a pro-rata portion of the ROAE Bonus and the Discretionary Bonus he would have earned for the year of termination based on the Company’s ROAE and other applicable performance metrics for such year, payable at the time such ROAE Bonus and Discretionary Bonus would have been paid to Executive for such year absent such termination but no later than March 15 of the immediately following year.

For Mr. Kardis, the amount represents the aggregate value resulting from the (i) immediate full vesting of all outstanding restricted stock and RSUs previously granted and (ii) a pro-rata portion of the Guaranteed

Annual Bonus and Discretionary Annual Bonus payable for the year of termination when the Company pays bonuses to its employees generally, but no later than March 15 of the immediately following year.

(iii) Other Benefits: For each of the named executive officers, 100% of the COBRA premiums incurred by such named executive officer for him and his eligible dependents under the Company’s healthcare plan during the 18 month period following the named executive officer’s termination of employment.

For a discussion of employment agreements that we executed with certain of our named executive officers in connection with the Internalization in August 2015, including provisions related to change of control payments, see “Compensation Discussion and Analysis.”

To receive the severance benefits discussed above, the named executive officers must not breach any of the covenants in the employment agreements that include confidentiality and non-disparagement provisions, and during-employment and 12-month post-employment non-compete/non-solicitation restrictions.

EQUITY COMPENSATION PLAN INFORMATION

We have adopted an equity incentive plan to provide incentives to our independent directors, employees, and other service providers to stimulate their efforts toward our continued success, long-term growth and profitability and to attract, reward and retain personnel.

The following table provides information as of December 31, 2016 concerning shares of our common stock authorized for issuance under our existing equity incentive plan.

	Number of Securities	Weighted Average	Number of Securities
	to be Issued Upon	Exercise Price of	Remaining Available
	Exercise of	Outstanding	for Future Issuance
	Outstanding Options,	Options, Warrants,	Under Equity
Plan Category	Warrants, and Rights	and Rights	Compensation Plans
Equity Compensation Plans Approved
by Stockholders	-	-	6,756,812
Equity Compensation Plans Not
Approved by Stockholders (1)	-	-	-
Total	-	-	6,756,812

(1) We do not have any equity plans that have not been approved by our stockholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our compensation committee is comprised solely of the following independent directors: Messrs. Keenan (Chair), Reilly and Creagh. None of them is serving or has served as an officer or employee of us or any affiliate or has any other business relationship or affiliation with us, except his service as a director, and there are no other Compensation Committee interlocks that are required to be reported under the rules and regulations of the Securities Exchange Act of 1934, as amended.

COMPENSATION OF DIRECTORS

We compensate only those directors who are independent under the NYSE listing standards. Any member of our Board of Directors who is an employee of ours following the internalization, is not considered independent under the NYSE listing standards and did not (nor will not) receive additional compensation for serving on our Board of Directors.

Our compensation committee, together with FPL Associates L.P., a nationally-recognized compensation consulting firm (“FPL”), reviews the components of the compensation arrangements offered to our independent directors. As part of this process, our compensation committee considers, among other things, the duties and responsibilities associated with the position of each director and emerging trends and best practices in director compensation.

Based upon the recommendations of FPL and our compensation committee’s review of FPL’s analysis, our compensation committee recommended to our full Board of Directors, and our Board of Directors approved, the following compensation arrangements offered to our independent directors, effective for the 2016 calendar year: (i) a cash retainer of $100,000 (which the independent directors may elect to receive in shares of our common stock in lieu of cash), the cash component is payable quarterly in equal installments and the stock component, if any, is granted annually, (ii) an annual equity grant of $100,000, (iii) a non-executive Chairperson of the Board of Directors retainer of $50,000; (iv) an Audit Committee Chairperson retainer of $25,000, (v) a Compensation Committee Chairperson retainer of $20,000, (vi) a Nominating and Corporate Governance Committee Chairperson retainer of $15,000, and (vii) a Risk Committee Chairperson retainer of $15,000.

We also reimburse our directors for their travel expenses incurred in connection with their attendance at full Board of Director and committee meetings. Our independent directors are eligible to receive restricted common stock, options and other stock-based awards under our equity incentive plan.

During 2016, we established a Stock Award Deferral Program, described above under “Nonqualified Deferred Compensation Plans.” Under this program, our directors can elect to defer payment of stock awards until termination of their directorship or an earlier specified date. Amounts deferred are tracked as deferred stock units, continue to receive dividend equivalents, and are paid in actual shares. The compensation committee felt that this program encourages directors’ long-term retention of stock awards earned under our director compensation program.

The compensation committee will, on an ongoing basis, continue to examine and assess our director compensation practices relative to our compensation philosophy and objectives, as well as competitive market practices and total stockholder returns, and will make modifications to the compensation programs, as deemed appropriate.

2016 Director Compensation

The table below summarizes the compensation paid by us to our independent directors for the year ended December 31, 2016.

	Fees Earned or
Name	Paid in Cash($)	Stock Awards($)(3)	Total($)
Mark Abrams	115,000.00	100,000.00	215,000.00
Gerard Creagh	100,000.00	100,000.00	200,000.00
Paul Donlin(1)	165,000.00	100,000.00	265,000.00
Paul A. Keenan (2)	120,000.00	100,000.00	220,000.00
Dennis M. Mahoney	125,000.00	100,000.00	225,000.00
John P. Reilly	100,000.00	100,000.00	200,000.00

(1)	In accordance with the design of the director compensation program described above, Mr. Donlin elected to receive common stock in lieu of $64,583.33 the cash payment for Board of Director fees earned during 2016.
(2)	In accordance with the design of the director compensation program described above, Mr. Keenan, elected to receive common stock in lieu of all of the cash payment for Board of Director fees earned during 2016.
(3)	For amounts under the column “Stock Awards,” we disclose the expenses associated with the award measured in dollars and calculated in accordance with FASB ASC Topic 718 – Compensation – Stock Compensation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

This section discusses certain direct and indirect relationships and transactions involving us and certain persons related to us.

Approval of Related Person Transactions

Our Code of Business Conduct and Ethics (the “Code”) requires all of our personnel to be scrupulous in avoiding a conflict of interest with regard to our interests. The Code prohibits us from entering into a business relationship with an immediate family member or with a company in which the employee or immediate family member has a substantial financial interest unless such relationship is disclosed to and approved in advance by our Board of Directors.

Each of our directors and executive officers is required to complete an annual disclosure questionnaire and report all transactions with us in which they and their immediate family members had or will have a direct or indirect material interest with respect to us. We review these questionnaires and, if we determine it is necessary, discuss any reported transactions with the entire Board of Directors. We do not, however, have a formal written policy for approval or ratification of such transactions, and all such transactions are evaluated on a case-by-case basis. If we believe a transaction is significant to us and raises particular conflict of interest issues, we will discuss it with our legal counsel, and if necessary, we will form an independent board committee that has the right to engage its own legal and financial counsel to evaluate and approve the transaction.

REPORT OF THE AUDIT COMMITTEE

Since our inception, we have had an audit committee composed entirely of non-employee directors. The members of the audit committee meet the independence and experience requirements of the NYSE. The Board of Directors has determined that Mr. Mahoney is the audit committee financial expert and is an independent director within the meaning of the applicable rules of the SEC and the NYSE. In 2016, the Committee met 6 times. The audit committee has adopted a written charter outlining the practices it follows. A full text of our audit committee charter is available for viewing on our website at www.chimerareit.com. Any changes in the charter or key practices will be reflected on our website.

In performing all of its functions, the audit committee acts only in an oversight capacity, and necessarily, in its oversight role, the audit committee relies on the work and assurances of our management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm, who, in its report, expresses an opinion on the conformity of our annual financial statements to generally accepted accounting principles and on the effectiveness of our internal control over financial reporting as of year-end.

The audit committee has reviewed and discussed our audited financial statements with management and with Ernst & Young LLP (“Ernst and Young”), our independent auditors for 2016.

The audit committee has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the PCAOB in Rule 3200T.

The audit committee has received from Ernst & Young the written statements required by PCAOB Rule No. 3526, “Communications with Audit Committees Concerning Independence,” and has discussed Ernst & Young’s independence with Ernst & Young, and has considered the compatibility of non-audit services with the auditor’s independence.

In reliance on these reviews and discussions, and the report of the independent registered public accounting firm, the audit committee recommended to our Board of Directors, and our Board of Directors approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC. The audit committee also recommends the selection of Ernst & Young to serve as independent public accountants for the fiscal year ending December 31, 2017.

The foregoing report has been furnished by the current members of the audit committee:

Dennis M. Mahoney, Chair
Mark Abrams
Gerard Creagh

PROPOSAL 2 CONSIDER AND VOTE UPON A NON-BINDING ADVISORY VOTE APPROVING EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are seeking an advisory vote on executive compensation matters. We currently seek such an advisory vote on an annual basis. The stockholder vote will not be binding on us or the Board of Directors, and it will not be construed as overruling any decision by us or the Board of Directors or creating or implying any change to, or additional, duties for us or the Board of Directors.

While this vote is advisory and not binding on us, it will provide information to us and the compensation and nominating/corporate governance committees regarding stockholder sentiment about our executive compensation philosophy, policies and practices, which the compensation and governance committee will be able to consider when determining the appropriateness of our executive compensation.

At our 2016 Annual Meeting of Stockholders, 84.27% of the votes cast on the “say on pay” proposal voted in favor of our executive compensation. The compensation committee believes the results of the 2016 “say on pay” vote demonstrated that stockholders generally agreed with our compensation program and policies and the compensation of our named executive officers.

The Board of Directors recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THIS RESOLUTION.

PROPOSAL 3 APPROVAL OF A NON-BINDING ADVISORY RESOLUTION ON THE FREQUENCY OF STOCKHOLDER VOTING ON OUR EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are seeking an advisory vote from stockholders as to whether an advisory vote on executive compensation should occur every one, two or three years. The option (every one, two or three years) receiving the greatest number of “for” votes will be considered the frequency recommended by stockholders. The stockholder vote will not be binding on us or the board of directors, and it will not be construed as overruling any decision by us or the board of directors or creating or implying any change to, or additional, fiduciary duties for us or the board of directors.

A vote that occurs every year will permit stockholders to evaluate our executive compensation program against our long-term performance. We believe that our compensation program is directly linked to our principal business objective of generating income for our stockholders.

We take a long-term view towards our performance, and therefore believe it is most appropriate for stockholders to express their views on our compensation program every year. In determining to recommend that the stockholders select a frequency of once every year, our board of directors considered how an advisory vote at such frequency will provide our stockholders with sufficient time to evaluate the effectiveness of our overall compensation philosophy, objectives and practices in the context of our long-term business results for such period, while avoiding overemphasis on short-term fluctuations in compensation and business results that could occur over shorter periods of time. An advisory vote occurring once every year will also permit our stockholders to fully observe and evaluate the impact of any changes to our executive compensation philosophy and objectives which have occurred since the last advisory vote on executive compensation, including any changes in response to the outcome of a prior advisory vote on executive compensation.

If a stockholder has a concern about our compensation program and would like to contact us, our board of directors and our Compensation Committee may be contacted either individually or as a group at any time as noted under “Board Meetings and Committees—Communications with the board of directors” in this Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU SELECT “EVERY YEAR” FOR THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION.

PROPOSAL 4 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Ernst & Young LLP, or Ernst & Young, to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2017, and stockholders are asked to ratify the selection at the Annual Meeting. We expect that representatives of Ernst & Young will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. If the appointment of Ernst & Young is not ratified, our audit committee will reconsider the appointment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2017.

Relationship with Independent Registered Public Accounting Firm

Expenses are generally accrued when services are provided. The aggregate fees billed for 2016 and 2015 for each of the following categories of services are set forth below:

Audit Fees: The aggregate fees incurred by Ernst & Young for audits and reviews of our 2016 financial statements and the Company’s internal control over financial reporting were approximately $3 million. The aggregate fees incurred by Ernst & Young for audits and reviews of our 2015 financial statements were approximately $3 million. The aggregate fees incurred by Ernst & Young for the audit of the Company’s internal control over financial reporting were approximately $1 million for 2015.

Tax Fees: The aggregate fees billed by Ernst & Young for tax services, including tax compliance and tax advice for 2016 were $172 thousand. The aggregate fees billed by Ernst & Young for tax services for 2015 were $108 thousand.

All Other Fees: Other fees billed by Ernst & Young during 2016 were $444,000 related to review of securitization deals and other SEC filings. Other fees billed by Ernst & Young during 2015 were $165,000 related to the review of a securitization deal.

The audit committee has also adopted policies and procedures for pre-approving all non-audit work performed by our independent registered public accounting firm. Specifically, the audit committee pre-approved the use of Ernst & Young for the following categories of non-audit services: merger and acquisition due diligence and audit services; tax services; internal control reviews; employee benefit plan audits; and reviews and procedures that we request Ernst & Young to undertake to provide assurance on matters not required by laws or regulations. In each case, the audit committee also set a specific annual limit on the amount of such services that we would obtain from Ernst & Young, required management to report the specific engagements to the audit committee on a quarterly basis and also required management to obtain specific pre-approval from the audit committee for any engagement over five percent of the total amount of revenues estimated to be paid by us to Ernst & Young during the then current fiscal year. Our audit committee approved the hiring of Ernst & Young to provide all of the services detailed above prior to Ernst & Young’s engagement. None of the services related to the audit-related fees described above was approved by the audit committee pursuant to a waiver of pre-approval provisions set forth in the applicable rules of the SEC.

ADDITIONAL MATTERS

Section 16(A) Beneficial Ownership Reporting Compliance

We believe that, based solely upon our review of copies of forms we have received or written representations from reporting persons, during the fiscal year ended December 31, 2016, all filing requirements under Section 16(a) of the Exchange Act, applicable to our officers, directors and beneficial owners of more than ten percent of our common stock were complied with on a timely basis.

Access to Form 10-K

On written request, we will provide without charge to each record or beneficial holder of our common stock as of April 3, 2017 a copy of our annual report on Form 10-K for the year ended December 31, 2016, as filed with the SEC. You should address your request to Investor Relations, Chimera Investment Corporation, 520 Madison Avenue, 32nd Floor, New York, NY 10022 or email your request to us at investor@chimerareit.com.

We make available on our website, www.chimerareit.com, under “Investors—Filings & Reports—SEC Filings,” free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file or furnish such materials to the SEC.

Stockholder Proposals

Any stockholder intending to present a proposal pursuant to Rule 14a-8 of the Exchange Act at our 2018 Annual Meeting of Stockholders and have the proposal included in the proxy statement for such meeting must, in addition to complying with the applicable laws and regulations governing submissions of such proposals, submit the proposal in writing to us no later than December 20, 2017.

In addition, pursuant to our current bylaws, any stockholder proposal for consideration at the 2018 annual meeting submitted outside the processes of Rule 14a-8 of the Exchange Act, including any stockholder nominations for our Board of Directors, must be received by us not earlier than 150 days nor later than 5:00 p.m. Eastern Time 120 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting (or between November 20, 2017 and 5:00 p.m. Eastern Time on December 20, 2017, based on the date this year’s Proxy Statement of April 17, 2017).

Any such nomination or proposal should be sent to Secretary, Chimera Investment Corporation, 520 Madison Avenue, 32nd Floor, New York, NY 10022 and, to the extent applicable, must include the information required by our current bylaws.

Other Matters

As of the date of this Proxy Statement, the Board of Directors does not know of any matter that will be presented for consideration at the annual meeting other than as described in this Proxy Statement.

2017 ANNUAL MEETING OF STOCKHOLDERS
RESERVATION REQUEST FORM

If you wish to view Chimera Investment Corporation’s 2017 Annual Meeting of Stockholders webcast at the offices of Venable LLP (located at 750 E. Pratt Street, Suite 900, Baltimore, MD 21202), please complete the following information and return to Phillip J. Kardis II, Chief Legal Officer and Corporate Secretary, Chimera Investment Corporation, 520 Madison Avenue, 32nd Floor, New York, NY 10022. Please note that no members of management or of the Board of Directors will be present at Venable LLP’s offices.

Your name and address:

Number of Shares of CIM
Common Stock You Hold:

If the shares listed above are not registered in your name, please identify the name of the registered stockholder below and include evidence that you beneficially own the shares.

Registered Stockholder:
(Name of Your Bank, Broker or Other Nominee)

THIS IS NOT A PROXY CARD

CHIMERA INVESTMENT CORPORATION
ATTN: ROBERT COLLIGAN
520 MADISON AVENUE
32ND FLOOR
NEW YORK, NY 10022

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/CIM2017

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E23772-P90066	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
CHIMERA INVESTMENT CORPORATION
The Board of Directors recommends you vote FOR all nominees, FOR proposals 2 and 4 and "EVERY YEAR" for proposal 3.
1.	Election of Directors
	Nominees:		For	Against	Abstain
	1a.	Paul Donlin	☐	☐	☐
	1b.	Mark Abrams	☐	☐	☐
	1c.	Gerard Creagh	☐	☐	☐		For	Against	Abstain
2.	The proposal to approve a non-binding advisory resolution on executive compensation.						☐	☐	☐
						Every Year	Every 2 Years	Every 3 Years	Abstain
3.	The proposal to approve a non-binding advisory resolution on the frequency of stockholder voting on the Company's executive compensation.					☐	☐	☐	☐
							For	Against	Abstain
4.	Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for the 2017 fiscal year.						☐	☐	☐
NOTE: The proxies are authorized to vote in their discretion upon any other matter that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E23773-P90066

CHIMERA INVESTMENT CORPORATION
This proxy is solicited by the Board of Directors
Annual Meeting of Stockholders
June 1, 2017

The undersigned hereby authorizes and appoints Matthew Lambiase and Robert Colligan, and each of them, proxies, with full power of substitution, to appear on behalf of the undersigned and to vote all shares of common stock, par value $0.01 per share, of Chimera Investment Corporation, a Maryland Corporation (the "Company"), that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held via a live webcast, commencing at 10:00 a.m., New York time, on Thursday, June 1, 2017 and at any postponement or adjournment thereof, as fully and effectively as the undersigned could do if personally present and voting, hereby approving, ratifying and confirming all that said attorneys and agents or their substitutes may lawfully do in place of the undersigned as indicated below. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference herein, and revokes any proxy heretofore given with respect to such meeting.

When properly executed, the votes entitled to be cast by the undersigned will be cast in the manner directed herein. If the proxy is executed but no such direction is made, the votes entitled to be cast by the undersigned will be cast "FOR" all director nominees, "FOR" proposals 2 and 4 and "EVERY YEAR" for proposal 3 in accordance with the Board of Directors' recommendations. The votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other matters as may properly come before the Annual Meeting of Stockholders.

Continued and to be signed on reverse side